Exhibit 2.1

INTEREST PURCHASE AGREEMENT
by and among

RUBY HOLDINGS II, LLC,
as the Company,

RUBY TOPCO LLC,
as the Seller,

MOTION INDUSTRIES, INC.,
as the Buyer
and
GENUINE PARTS COMPANY,
as the Parent
Dated as of December 15, 2021

TABLE OF CONTENTS

Exhibit A    Form of Escrow Agreement
Exhibit B    Applicable Accounting Principles and Sample Net Working Capital Statement
Exhibit C    R&W Insurance Policy

INTEREST PURCHASE AGREEMENT
INTEREST PURCHASE AGREEMENT, dated as of December 15, 2021 (this “Agreement”), between Ruby Holdings II LLC, a Delaware limited liability company (the “Company”), Motion Industries, Inc., a Delaware corporation (the “Buyer”), Genuine Parts Company, a Georgia corporation (the “Parent”), and Ruby Topco LLC, a Delaware limited liability company (the “Seller”).
RECITALS
WHEREAS, the Seller owns 100% of the limited liability company interests (the “Interests”) of the Company; and
WHEREAS, the Seller wishes to sell to the Buyer, and the Buyer wishes to purchase from the Seller, the Interests.
AGREEMENT
NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements herein contained, the receipt and sufficiency of which are hereby acknowledged and agreed, and intending to be legally bound hereby, the parties agree as follows:
ARTICLE I
DEFINITIONS
Section 1.1    Certain Defined Terms. For purposes of this Agreement:
“Action” means any claim, cross-claim, action, lawsuit, demand, mediation, suit, charge, dispute, proceeding, administrative or other enforcement or arbitration proceeding by or before any Governmental Authority.
“Adjustment Escrow Amount” means $5,000,000.
“Adjustment Escrow Fund” means the Adjustment Escrow Amount deposited with the Escrow Agent, as such amount may be increased or decreased as provided in the Escrow Agreement, including any remaining interest or other amounts earned thereon.
“Affiliate” means, with respect to any Person, any other Person that directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such first Person.
“Anti-Corruption Laws” means, collectively, (a) the Foreign Corrupt Practices Act of 1977; (b) Laws enacted in accordance with the Organization of Economic Cooperation and Development Convention on Combating Bribery of Foreign Public Officials in International Business Transactions; (c) the Export Administration Regulations administered by the U.S. Department of Commerce, the International Traffic in Arms Regulations administered by the U.S. Department of State, and the various regulations administered by OFAC; and (d) any other Laws prohibiting bribery and corruption of public officials.
“Blocked Persons” means, collectively, the Listed Persons and the Restricted Countries.

“Business” means the business, as currently conducted by the Company and its Subsidiaries, of marketing, selling and distributing third-party power transmission, automation and fluid power products, including industrial electro-mechanical products, bearings, belts, lubricants, power transmission, motion control, electrical and fluid power components and predictive and preventative maintenance products, along with related hardware, tools and components, engineered integrated solutions and sales of private label branded products, and certain design, maintenance, repair and other services related or ancillary thereto.
“Business Data” means all business information and all Personal Information (whether of employees, contractors, consultants, customers, consumers, or other Persons and whether in electronic or any other form or medium) that is accessed, collected, used, processed, stored, shared, distributed, transferred, disclosed, destroyed, or disposed of by any of the Information Technology Systems.
“Business Day” means any day that is not a Saturday, a Sunday or other day on which commercial banks are required or authorized by Law to be closed in The City of New York.
“CARES Act” means The Coronavirus Aid, Relief, and Economic Security Act (Pub. L. 116-136), as amended.
“Cash” means, as at a specified date, (a) the aggregate amount of all cash, cash equivalents and marketable securities held by the Company or any of its Subsidiaries, including all outstanding security, customer or other deposits, deposits in transit, any received and uncleared checks, wires or drafts and certificates of deposit of the Company or its Subsidiaries (net of any outstanding checks, wires and drafts issued by the Company or any of its Subsidiaries), plus (b) the amount set forth in Section 1.1 of the Disclosure Schedules. For the avoidance of doubt, Cash can be a negative number.
“Code” means the Internal Revenue Code of 1986, as amended through the date hereof.
“Company Intellectual Property” means the Owned Intellectual Property and the Licensed Intellectual Property.
“Contract” means any legally binding agreement, contract, commitment, instrument, undertaking, lease, note, mortgage, indenture, sales or purchase order, license or arrangement, whether written or oral.
“control,” including the terms “controlled by” and “under common control with,” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, as trustee or executor, as general partner or managing member, by Contract or otherwise.
“Customs and International Trade Law” means any Law regarding the importation, exportation, reexportation or deemed exportation of products, technical data, technology and/or services, and the terms and conduct of transactions and making or receiving of payment related to such importation, exportation, reexportation or deemed exportation, including, as applicable, the Tariff Act of 1930, as amended, and other Laws and programs administered or enforced by the U.S. Department of Commerce, U.S. International Trade Commission, U.S. Customs and Border Protection, U.S. Immigration and Customs Enforcement and their predecessor agencies; the Export Administration Act of 1979, as amended; the Export Administration Regulations, including related restrictions with regard to transactions involving Persons on the U.S. Department of Commerce Denied Persons List or

Entity List; the Arms Export Control Act, as amended; the International Traffic in Arms Regulations, including related restrictions with regard to transactions involving Persons on the Debarred List; the International Emergency Economic Powers Act, as amended; the Trading With the Enemy Act, as amended; the embargoes and restrictions administered by OFAC; orders of the President regarding embargoes and restrictions on transactions with designated countries and entities, including Persons designated on Governmental Lists; the antiboycott regulations administered by the U.S. Department of Commerce; and the antiboycott regulations administered by the U.S. Department of the Treasury.
“Data Protection Requirements” means, collectively, all of the following to the extent relating to Data Treatment or otherwise relating to privacy, security, or security breach notification requirements and applicable to the Company or any of its Subsidiaries, to the Business, or to any of the Information Technology Systems or any Business Data: (a) the Company’s, and any of its Subsidiaries’ own rules, policies, and procedures; (b) all applicable Laws (including, as applicable, the California Consumer Privacy Act of 2018 (CCPA), and the General Data Protection Regulation (GDPR) (EU) 2016/679); (c) industry standards applicable to the industry in which their businesses operate (including, if applicable, the Payment Card Industry Data Security Standard); and (d) Contracts into which they have entered or by which it is otherwise bound.
“Data Treatment” means the access, collection, use, processing, storage, sharing, distribution, transfer, disclosure, security, destruction, or disposal of any Personal Information.
“Encumbrance” means any security interest, pledge, mortgage, lien, adverse claim, condition precedent, hypothecation, option to purchase, right of first refusal, conditional sales agreement, adverse claim of ownership, easement or right of way, other than any obligation to accept returns of inventory in the Ordinary Course and other than those arising by reason of restrictions on transfers under federal, state and foreign securities Laws.
“Environmental Law” means any and all Laws relating to (a) pollution, preservation, or protection of the environment or natural resources, (b) Hazardous Substances, or (c) workplace human health and safety due to human exposure to Hazardous Substances.
“Environmental Permit” means any Permit under any Environmental Law.
“ERISA Affiliate” of any Person means any other Person that, together with such Person, would be treated as a single employer under Section 414 of the Code.
“Escrow Agent” means Citibank N.A., or its successor under the Escrow Agreement.
“Escrow Agreement” means the escrow agreement to be entered into by the Buyer and the Seller, substantially in the form attached hereto as Exhibit A.
“Estimated Net Purchase Price” means (a) $1,300,000,000, plus (b) the Estimated Cash, plus (c) the Working Capital Overage, if any, minus (d) the Estimated Indebtedness, minus (e) the Working Capital Underage, if any, minus (f) the Estimated Transaction Expenses, minus (g) the Adjustment Escrow Amount.
“Fraud” means, with respect to a party to this Agreement, an actual and intentional common law fraud (as opposed to any fraud claim based on constructive knowledge, negligent misrepresentation or omission, recklessness or a similar theory) in respect of the making by such party to this Agreement of any representation or warranty expressly set forth in

ARTICLE III, ARTICLE IV or ARTICLE V, as applicable, with intent to deceive another party to this Agreement, or to induce that party to this Agreement to enter into this Agreement.
“Fundamental Representations” means the representations and warranties in Section 3.1, Section 3.3, Section 3.5, the first sentence of Section 4.1, Section 4.2, the first three sentences of Section 4.4, the first three sentences of Section 4.5 and Section 4.23.
“GAAP” means United States generally accepted accounting principles, consistently applied for the period referenced therein.
“Governmental Authority” means any United States or non-United States transnational, national, federal, state or local governmental, regulatory or administrative authority, department, court, agency, official or commission or any judicial or public or private arbitral body.
“Governmental List” means the Persons listed on the OFAC Specially Designated Nationals and Blocked Persons List, the U.S. Department of Commerce Denied Persons List, the U.S. Department of Commerce Entity List, and the U.S. Department of State Debarred List.
“Governmental Order” means any order, writ, injunction, decree, judgment, citation, penalty, assessment, determination, award or stipulation, whether preliminary or final, issued or entered by or with any Governmental Authority.
“Hazardous Substance” means any material, substance or waste that is listed, classified, designated, regulated or defined pursuant to any Environmental Law to be a hazardous waste, hazardous substance, hazardous material, or toxic substance or other term of similar import due to its dangerous or deleterious properties or characteristics, including any petroleum product and any derivative or by-product thereof, friable asbestos-containing materials, radioactive materials, polychlorinated biphenyls, and per-or polyfluoroalkyl substances.
“Income Taxes” means any Taxes imposed on or with respect to net income or net profits or any franchise Taxes imposed in lieu thereof.
“Indebtedness” means, without duplication and excluding any intercompany indebtedness: (a) the amount of all obligations for borrowed money of the Company or its Subsidiaries (including any unpaid principal, premium, accrued and unpaid interest, prepayment penalties, commitment and other fees, reimbursements, indemnities and all other amounts payable in connection therewith); (b) all liabilities of the Company or its Subsidiaries evidenced by bonds, debentures, notes, or other similar instruments or debt securities; (c) all obligations, contingent or otherwise, of the Company or its Subsidiaries in respect of any letters of credit or bankers’ acceptances (to the extent drawn); (d) any currency exchange, interest rate swap, forward Contract or other hedging arrangement of the Company or its Subsidiaries; (e) all unpaid and accrued Income Taxes that are due to be paid after the Closing Date with respect to Pre-Closing Tax Periods (provided, that, such unpaid and accrued Income Taxes shall be calculated (i) in accordance with the past practices of the Company and its Subsidiaries and (ii) as of the end of the day on the Closing Date taking into account any Transaction Tax Deductions, net operating losses and other Tax attributes of the Company and its Subsidiaries to the extent permitted by applicable Law at a “more likely than not” level of comfort and any applicable prepayments of Tax or other payments of estimated Taxes; and provided, further, that the amount under this clause (e) shall not be less than zero); (f) any unpaid Taxes the payment of which has been, as of the Closing Date, deferred by the Company or any of its Subsidiaries under Section 2302 of the CARES Act or IRS Notice 2020-65 or any administrative guidance issued in connection therewith, or any corresponding or similar provisions of state, local or non-U.S. Law to a tax period (or portion thereof) ending after the Closing Date; (g) all conditional sale obligations, all liabilities under any title retention agreement and all obligations under a lease agreement that would be capitalized pursuant to GAAP prior to the adoption, and without giving effect to, ASC 842 (but, for the avoidance of doubt, excluding (i) all obligations with respect to operating leases and similar obligations and (ii) any breakage costs, prepayment penalties or fees or other similar amounts payable in connection with any capitalized leases unless such breakage costs, prepayment penalties, fees or other similar amounts are due and will be paid at the Closing); (h) all obligations of the Company or its Subsidiaries to pay the deferred purchase price of property, equipment or service (including any purchase price obligation, contingent consideration, or “earn-out” obligations with respect to past acquisitions by the Company and its Subsidiaries); (i) the amount of any unfunded liability under any Tax-qualified or non-qualified deferred compensation plan, defined benefit pension plan, retiree benefit plan or similar plan, and/or amounts accrued for vacation or paid time off and the amount of any outstanding severance (to the extent resulting from a pre-Closing termination) and retention liabilities (including the employer portion of any employment or payroll Taxes related thereto) of the Company and its Subsidiaries; (j) all unpaid management fees owed to any Littlejohn Person and any outstanding expense reimbursement owed to any Littlejohn Person; (k) any bonus or severance payments which are accrued and unpaid as of the Closing Date (including the employer portion of any payroll Taxes); (l) bank overdrafts of the Company and its Subsidiaries; and (m) obligations of the type referred to in the foregoing clauses of this definition of any Person for the payment of which the Company or any Subsidiary is responsible or liable as guarantor. For purposes of calculating Estimated Indebtedness and Closing Indebtedness, any liabilities included in the calculation of Closing Net Working Capital or Closing Transaction Expenses or that otherwise reduce Closing Cash shall be excluded from such calculations of Estimated Indebtedness and Closing Indebtedness. For the avoidance of doubt, Indebtedness does not include (x) any indebtedness incurred by the Buyer and/or any of its Affiliates (and subsequently assumed by the Company or any of its Subsidiaries) on the Closing Date and (y) commitments for capital expenditures.
“Intellectual Property” means all intellectual property rights arising under the Laws of the United States or any other jurisdiction, including with respect to the following: (a) trade names, trademarks and service marks (registered and unregistered), business names, corporate names, logos, social media identifiers, domain names, trade dress, other indicia of source or origin, all common law and use-based rights for any of the foregoing and similar rights and applications to register any of the foregoing, as well as all goodwill related thereto or symbolized thereby (collectively, “Marks”); (b) patents and patent applications and rights in respect of utility models or industrial designs (collectively, “Patents”); (c) copyrights, works of authorship and registrations and applications therefor (collectively, “Copyrights”); (d) rights in Software; and (e) know-how, inventions, industrial designs discoveries, improvements, ideas, designs, models, formulae, patters, compilations, data collections, drawings, methods, processes, technical data, specifications, research and development information, technology, data bases and other proprietary or confidential information, including customer and vendor lists, in each case that derives economic value from not being generally known to other Persons who can obtain economic value from its disclosure, but excluding any Copyrights or Patents that cover or protect any of the foregoing (collectively, “Trade Secrets”); (f) moral and economic rights or authors and inventors; (g) any renewals, extensions, restorations, reversions, modifications, continuations (in whole or in part), divisionals, counterparts, provisionals, re-examinations, inter partes or post grant reviews, substitutions or reissues or equivalent or counterpart thereof; and (h) all other intellectual or industrial property rights and foreign equivalent or counterpart rights and forms of protection of a similar or analogous nature to any of the foregoing or having similar effect in any jurisdiction throughout the world.
“IRS” means the Internal Revenue Service of the United States.

“Knowledge” with respect to the Company means the actual knowledge of the Persons listed in Section 1.1 of the Disclosure Schedules, after reasonable inquiry.
“Law” means any transnational, domestic or foreign federal, state or local law (statutory, common or otherwise), constitution, treaty, convention, ordinance, code, rule, regulation, ruling or other similar requirement enacted, adopted or promulgated by a Governmental Authority.
“Leased Real Property” means the real property leased by the Company or any of its Subsidiaries, in each case, as tenant, together with, to the extent leased by the Company or its Subsidiaries, all buildings and other structures, facilities or improvements located thereon and all easements, licenses, rights and appurtenances of the Company or any of its Subsidiaries relating to the foregoing.
“Licensed Intellectual Property” means all Intellectual Property used or held for use by the Company or any of its Subsidiaries pursuant to a Contract, excluding the Owned Intellectual Property.
“Listed Persons” means the Persons with names listed on Governmental Lists.
“Lookback Date” means August 26, 2019.
“Material Adverse Effect” means any event, change, occurrence, development or effect that (a) materially impairs the ability of the Seller to consummate or prevents or materially delays the ability of the Seller to consummate the sale of the Interests contemplated by this Agreement; or (b) has or would reasonably be expected to have a material adverse effect on the business, assets, liabilities, financial condition or results of operations of the Company and its Subsidiaries, taken as a whole, other than, with respect to clause (b) only, any such event, change, occurrence, development or effect to the extent arising out of or attributable to: (i) general changes or developments in any of the industries in which the Company or its Subsidiaries operate; (ii) changes in regional, national or international political conditions (including any outbreak or escalation of hostilities or any acts of war or terrorism or any cyberattack) or in general economic, business, regulatory, political or market conditions or in national or international financial markets; (iii) natural disasters or calamities; (iv) any epidemic, pandemic or outbreak of disease (including, for the avoidance of doubt, COVID-19), or any escalation or worsening of such conditions; (v) any actions required to obtain any approval or authorization under applicable antitrust or competition Laws for the consummation of the transactions contemplated hereby; (vi) changes in any applicable Laws or applicable accounting regulations or principles or interpretations thereof (including actions taken by any Governmental Authorities in connection with any of the events set forth in clauses (ii), (iii) or (iv) of this definition, including adoption of or changes in any Public Health Measures); (vii) any failure by the Company and its Subsidiaries to meet internal or published projections, forecasts or revenue or earnings predictions, in and of itself (provided, that the facts or occurrences giving rise to or contributing to such failure that are not otherwise excluded from the definition of “Material Adverse Effect” may be taken into account in determining whether there has been a Material Adverse Effect); and (viii) the announcement, pendency or consummation of this Agreement and the transactions contemplated hereby; provided, that in the case of the foregoing clauses (i) – (iv) and (vi), if such event, change, occurrence, development or effect disproportionately affects the Company and its Subsidiaries, taken as a whole, as compared to other similarly situated Persons or businesses that operate in the industries in which the Company and its Subsidiaries operate, then the disproportionate aspect of such change, effect, event, occurrence or development may be taken into account in determining whether a Material Adverse Effect has occurred or will occur.

“Net Sales” means, with respect to any Person(s), an amount equal to (a) gross revenue plus freight and handling revenue, less (b) returns, allowances, discounts and customer rebates, in each case, of such Person(s) calculated in accordance with the Applicable Accounting Principles.
“Net Working Capital” means, as at a specified date and without duplication, an amount (which may be positive or negative) equal to (a) the current assets of the Company and its Subsidiaries that are included in the line item categories of current assets specifically identified on Exhibit B, minus (b) the current liabilities of the Company and its Subsidiaries that are included in the line item categories of current liabilities specifically identified on Exhibit B (which, for the avoidance of doubt, shall include current accrued non-Income Tax liabilities), in each case calculated in accordance with the Applicable Accounting Principles. Notwithstanding anything to the contrary herein, in no event shall “Net Working Capital” include any amounts with respect to Cash, Indebtedness, Transaction Expenses, deferred tax assets and liabilities, or current Income Tax assets and liabilities.
“OFAC” means the Office of Foreign Assets Control of the U.S. Treasury Department.
“Ordinary Course” means the ordinary course of the business of the Company and its Subsidiaries consistent with past custom and practice (including with respect to quantity, quality and frequency); provided, that “Ordinary Course” shall be deemed to include actions required to be taken pursuant to, or otherwise taken in a commercially reasonable manner in response to, any Public Health Measure.
“Organizational Documents” means, with respect to any Person (other than a natural Person), (a) the certificate or articles of incorporation, formation or organization and any limited liability company, operating or partnership agreement, or similar organizational document adopted or filed in connection with the creation, formation or organization of such Person and (b) all by-laws and equity holders agreements or similar arrangements to which such Person (or holders of its equity interests) is a party relating to the organization or governance of such Person, in each case, as amended or supplemented.
“Owned Intellectual Property” means all Intellectual Property owned or purportedly owned by the Company or any of its Subsidiaries.
“Owned Real Property” means the real property owned by the Company or any of its Subsidiaries, together with all buildings and other structures, facilities or improvements located thereon and all easements, licenses, rights and appurtenances of the Company or any of its Subsidiaries relating to the foregoing.
“Permitted Encumbrance” means (a) statutory liens for Taxes not yet due or delinquent (or which may be paid without interest or penalties) or the validity or amount of which is being contested in good faith by appropriate proceedings and for which adequate reserves have been recorded in accordance with GAAP; (b) mechanics’, carriers’, workers’, repairers’ and other similar liens arising or incurred in the Ordinary Course and not yet due or delinquent, or the validity or amount of which is being contested in good faith by appropriate proceedings and for which adequate reserves have been recorded in accordance with GAAP; (c) pledges, deposits or other liens securing the performance of bids, trade Contracts, leases or statutory obligations (including workers’ compensation, unemployment insurance or other social security legislation); (d) zoning, entitlement, conservation restriction and other land use and environmental regulations promulgated by Governmental Authorities that do not materially interfere with the present use of the assets of the company or any of its Subsidiaries, taken as a whole; (e) liens granted to any lender at the Closing in connection with any financing by the

Buyer of the transactions contemplated hereby; (f) any right, interest, lien, title or other Encumbrance of a lessor or sublessor under any lease or other similar agreement or in the property being leased; (g) any liens or security interests securing borrowings under the Company’s existing credit facilities that will be discharged in connection with the Closing; (h) Encumbrances specifically disclosed in the Financial Statements or the Disclosure Schedules; (i) Encumbrances relating to the transferability of securities under applicable securities Laws; (j) non-exclusive licenses of Intellectual Property rights granted in the Ordinary Course; (k) all other exceptions, restrictions, easements, imperfections or irregularities of title, charges, rights-of-way and other Encumbrances that do not materially interfere with the use of the assets of the Company and its Subsidiaries or the operations of the Business, taken as a whole; and (l) any Encumbrances imposed on the Company or any of its Subsidiaries pursuant to their respective Organizational Documents.
“Person” means an individual, corporation, partnership, limited liability company, limited liability partnership, syndicate, person, trust, association, organization or other entity, including any Governmental Authority, and including any successor, by merger or otherwise, of any of the foregoing.
“Personal Information” means the same as “personal information,” “personally identifiable information,” “personal data,” or the equivalent under the applicable Law.
“Pre-Closing Tax Period” means any Tax period ending on or before the Closing Date and that portion of any Straddle Period ending on (and including) the Closing Date.
“Public Health Measures” means any closures, “shelter-in-place,” “stay at home,” workforce reduction, social distancing, shut down, closure, curfew or other restrictions or any other Laws, orders, directives, guidelines or recommendations issued by any Governmental Authority, the Centers for Disease Control and Prevention, the World Health Organization or any industry group in connection with COVID-19 or any other epidemic, pandemic or outbreak of disease, or in connection with or in response to any other public health conditions.
“Purchase Price” means the Estimated Net Purchase Price, as it may be adjusted in accordance with Section 2.3.
“R&W Insurance Policy” means the buyer-side representations and warranties insurance policy issued by Vale Insurance Partners, LLC to the Buyer, at the Buyer’s expense, and attached hereto as Exhibit C.
“Release” means the release, spill, emission, leaking, pumping, pouring, emptying, escaping, dumping, injection, deposit, disposal, discharge, dispersal, leaching or migration into the environment (including ambient air, surface water, groundwater, land surface or subsurface strata), including the migration of Hazardous Substances through or in the soil, surface water or groundwater.
“Representatives” means, with respect to any Person, the officers, directors, principals, employees, agents, attorneys, accountants, auditors, advisors, bankers and other representatives of such Person.
“Restricted Country” means any Person that is currently the subject or target of a comprehensive embargo by the United States, including Belarus, Cuba, the Crimea region of Ukraine, Eritrea, Iran, North Korea, Sudan, Syria or Venezuela.
“Software” means: (a) software, system software, firmware, middleware, computer programs (including all software implementations of algorithms, models and methodologies), databases, data compilations, assemblers, applets, compilers, binary libraries, user interfaces, report formats, development tools and templates, in each case, including all source code and object code versions of any and all of the foregoing, in any and all forms and media; (b) databases, data compilations and data; and (c) documentation, including user manuals and other training documentation, related to the foregoing.
“Straddle Period” means any Tax period beginning before or on and ending after the Closing Date.
“Subsidiary” of any Person means (a) a corporation of which such Person owns or controls such number of the voting securities which is sufficient to elect at least a majority of its board of directors or (b) a partnership or limited liability company of which such Person (either alone or through or together with any other Subsidiary) is the general partner or managing entity.
“Target Net Working Capital” means $230,000,000.
“Tax Return” means any return, declaration, report, statement, information statement and other document required to be filed (including any applicable amendments) with a Governmental Authority with respect to Taxes.
“Taxes” means any tax or duty or similar governmental fee, levy, assessment or charge in the nature of a tax of any kind whatsoever imposed by a Governmental Authority, including, without limitation, all income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental, customs duties, capital stock, ad valorem, value added, inventory, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, unclaimed property, escheat, sales, use, transfer, registration, alternative or add-on minimum, or estimated tax, together with any penalties, additions to tax or additional amounts arising with respect to the foregoing or the obligation to file Tax Returns, and any interest on any of the foregoing.
“Transaction Documents” means this Agreement, the Confidentiality Agreement, the Escrow Agreement and any other certificate, Contract, document or other instrument to be executed and delivered in connection with the transactions contemplated hereby.
“Transaction Expenses” means, to the extent not paid by or on behalf of the Company, its Subsidiaries or the Seller or otherwise prior to the Closing Date, the fees, costs and expenses incurred by the Company, the Seller or any of its Subsidiaries on or prior to the Closing Date in connection with the transactions contemplated by this Agreement and the Transaction Documents, including (a) all costs, fees and expenses of counsel, advisors, consultants, investment bankers, accountants, auditors and any other experts, (b) all brokers’, finders’ or similar fees, (c) the costs of the Tail Policy, and (d) any other bonus, change of control payments, retention or single-trigger severance obligations (including the employer portion of any payroll Taxes), in each case, to the extent payable by the Company or any of its Subsidiaries and that become due solely as a result of the consummation of the transactions contemplated hereby, together with the employer portion of any employment or payroll Taxes payable in connection therewith (but, for the avoidance of doubt, not regular performance bonuses or any “double trigger,” contingent or similar payments to any employee in connection with a subsequent termination of employment with the Company or one of its Subsidiaries of such employee after the Closing).
“Transaction Tax Deductions” means, to the extent deductible with at least a “more likely than not” level of comfort for applicable Tax purposes, without duplication, the aggregate amount of (a) any payments due to employees, officers or directors of the Company or its Subsidiaries as a result of or in connection with the consummation of the transactions contemplated hereby and either paid by the Company or its Subsidiaries at or prior to Closing or accrued as a liability of the Company as of the Closing, including any sale bonuses or similar amounts, (b) any prepayment penalties or premiums payable on Closing Indebtedness, (c) the amount of all capitalized and unamortized financing costs of the Company and its Subsidiaries existing immediately prior to the Closing, (d) Transaction Expenses (including amounts paid before the Closing Date that would have been Transaction Expenses if paid on the Closing Date), and (e) any applicable expenses or other amounts not otherwise described in clauses (a)-(d) of this definition that are paid by or on behalf of the Company or its Subsidiaries in connection with the transactions contemplated by this Agreement to the extent that such expenses or amounts reduce the Purchase Price, in each case, to the extent such item is deductible, as determined on at least a more-likely-than-not basis, in a tax period ending on or prior to the Closing Date.
“Willful Breach” means a material breach of a covenant or agreement contained herein that is a consequence of an act undertaken or a failure to act by the breaching party with the knowledge that the taking of such act or such failure to act would, or would reasonably be expected to, constitute or result in a breach of this Agreement (even if a breach of this Agreement was not the conscious object of such act). Notwithstanding anything to the contrary set forth in this Agreement, the failure to consummate the Closing on the date the Closing is required to occur in accordance with Section 2.2 shall be deemed to constitute a Willful Breach.
“Working Capital Overage” shall exist when (and shall be equal to the amount by which) the Estimated Net Working Capital exceeds the Target Net Working Capital.
“Working Capital Underage” shall exist when (and shall be equal to the amount by which) the Target Net Working Capital exceeds the Estimated Net Working Capital.
Section 1.2    Table of Definitions. The following terms have the meanings set forth in the Sections referenced below:
Definition    Location
2021 Net Sales    6.8(b)
ACA    4.10(i)
Acquisition Engagement    9.19(a)
Agreement    Preamble
Applicable Accounting Principles    2.3(a)
Audited Financial Statements    4.6(a)
Balance Sheet    4.6(a)
Balance Sheet Date    4.6(a)
Burdensome Condition    6.8(b)
Buyer    Preamble
Buyer Releasing Party    6.14(b)
Closing    2.2(a)
Closing Cash    2.3(b)
Closing Date    2.2(a)
Closing Indebtedness    2.3(b)
Closing Net Working Capital    2.3(b)
Closing Transaction Expenses    2.3(b)
Company    Preamble
Company Patents    4.14(a)
Company Registered IP    4.14(a)
Company Registered Marks    4.14(a)
Confidential Information    6.7
Confidentiality Agreement    6.7

Continuing Employees    6.4(a)
Delayed Closing Election    2.2(a)
Disclosure Schedules    Article IV
Disqualified Individual    6.15
DOJ    6.8(b)
Employee Plans    4.10(a)
ERISA    4.10(a)
Estimated Cash    2.3(a)
Estimated Indebtedness    2.3(a)
Estimated Net Working Capital    2.3(a)
Estimated Transaction Expenses    2.3(a)
Final Closing Statement    2.3(b)
Financial Statements    4.6(a)
Foreign Benefit Plan    4.10(k)
FTC    6.8(b)
Gibson Dunn    9.19(a)
Grant Extension    4.15(o)
Guaranteed Obligations    9.20
HCERA    4.10(i)
Health Care Reform Laws    4.10(i)
Health Plan    4.10(i)
HSR Act    3.2(b)
Independent Accounting Firm    2.3(d)
Information Technology Systems    4.14(g)
Interests    Recitals
Interim Financial Statements    4.6(a)
Littlejohn Fund    4.18(c)
Littlejohn Person    4.18(c)
Material Contracts    4.17(a)
Net Adjustment Amount    2.3(g)(i)
Notice of Disagreement    2.3(c)
Outside Date    8.1(d)
Parent    Preamble
Permits    4.8(b)
Pre-Consummation Warning Letter    6.8(d)
Preliminary Closing Statement    2.3(a)
Relevant Company Parties    6.10
Restricted Employees    6.4(e)
Schedule 280G Payments    6.15
Securities Act    5.4
Seller    Preamble
Seller Releasing Party    6.14(a)
Tail Policy    6.5(b)
Tax Exemption Grant    4.15(o)
Termination Fee    8.3(a)
Top Customers    4.19(a)
Top Supplier    4.19(b)
Transfer Taxes    6.6(a)
TSA    4.24
Waived Benefits    6.15
WARN Act    6.11

ARTICLE II
PURCHASE AND SALE
Section 2.1    Purchase and Sale of the Interests. Upon the terms and subject to the conditions of this Agreement, at the Closing, the Seller shall sell, assign, transfer, convey and deliver the Interests to the Buyer and the Buyer shall purchase the Interests from the Seller, free and clear of any and all Encumbrances (other than Encumbrances under applicable federal or state securities or “blue sky” Laws) for the consideration specified below in this ARTICLE II.
Section 2.2    Closing.
(a)    The sale and purchase of the Interests shall take place at a closing (the “Closing”) to be held via electronic exchange of documents, at 10:00 a.m., Eastern time on the second Business Day following the satisfaction or, to the extent permitted by applicable Law, waiver of all conditions to the obligations of the parties set forth in ARTICLE VII (other than such conditions as may, by their nature, only be satisfied at the Closing or on the Closing Date), or at such other place or at such other time or on such other date as the Seller and the Buyer may mutually agree in writing; provided, that if all conditions in Section 7.1 and Section 7.3 have been satisfied or, to the extent permitted by applicable Law, waived (other than such conditions as may, by their nature, only be satisfied at the Closing or on the Closing Date) and the Closing is otherwise required to occur pursuant to this Section 2.2 prior to January 3, 2022, the Buyer may elect to delay the Closing (such election, a “Delayed Closing Election”) to no later than January 3, 2022 and all conditions to the Buyer’s obligation to consummate the transactions contemplated by this Agreement shall be deemed satisfied from and after the date on which such Delayed Closing Election is made until the actual Closing Date (provided, that in the event the Buyer makes a Delayed Closing Election, the “Closing Date” for purposes of Section 7.3(a) and the “Closing” for purposes of Section 7.3(b) shall each mean the date on which the Delayed Closing Election is made by the Buyer for purposes of the certificate delivered pursuant to Section 7.3(d)). The day on which the Closing actually takes place is referred to as the “Closing Date”.
(b)    At the Closing:
(i)    the Buyer shall deliver or cause to be delivered to the Seller the Estimated Net Purchase Price;
(ii)    the Buyer shall repay, or cause to be repaid, on behalf of the Company and the Subsidiaries, to each counterparty or holder of Indebtedness for borrowed money identified in Section 2.2(b) of the Disclosure Schedules, the amount set forth on the customary payoff letters delivered pursuant to Section 2.2(b)(ix), in order to fully discharge such Indebtedness and terminate all applicable obligations and liabilities of the Company and any of its Affiliates related thereto;
(iii)    the Buyer shall pay, on behalf of the Company and its Subsidiaries, to the extent unpaid as of immediately prior to the Closing, an amount equal to the Estimated Transaction Expenses as set forth in the Preliminary Closing Statement to each Person who is owed a portion thereof;
(iv)    the Buyer shall deliver to the Seller a duly executed counterpart signature page to the Escrow Agreement;
(v)    the Buyer shall deposit with the Escrow Agent, the Adjustment Escrow Amount in accordance with the Escrow Agreement;

(vi)    the Seller shall deliver to the Buyer a duly executed counterpart signature page to the Escrow Agreement;
(vii)    the Seller shall deliver to the Buyer a duly authorized and properly executed IRS Form W-9 from the Seller, and, if necessary, a certificate establishing that the transactions hereunder are exempt from withholding under Section 1445 of the Code (provided, that the Buyer’s only remedy for the Seller’s failure to provide such certificate will be to withhold from the payments to be made to the applicable recipient);
(viii)    the Seller shall deliver to the Buyer evidence of the termination of all Agreements with the Littlejohn Persons listed in Section 2.2(b)(viii) of the Disclosure Schedules, effective as of the Closing; and
(ix)    the Seller shall deliver to the Buyer customary payoff letters with respect to the Indebtedness for borrowed money identified in Section 2.2(b) of the Disclosure Schedules.
(c)    All payments hereunder shall be made by wire transfer of immediately available funds in United States dollars to such account as may be designated to the payor by or on behalf of the payee at least two Business Days prior to the applicable payment date.
Section 2.3    Purchase Price Adjustments.
(a)    At least three Business Days prior to the Closing Date, the Company shall prepare or cause to be prepared, and deliver to the Buyer a statement (the “Preliminary Closing Statement”) setting forth a good-faith estimate of the Company’s (i) Net Working Capital (the “Estimated Net Working Capital”), (ii) Indebtedness (the “Estimated Indebtedness”), (iii) Cash (the “Estimated Cash”) and (iv) Transaction Expenses (the “Estimated Transaction Expenses”), each determined as of immediately prior to the Closing (and, except for Estimated Transaction Expenses, without giving effect to the transactions contemplated by this Agreement). Such calculations shall be prepared in accordance with the Company’s books and records and other information available at the Closing, and calculated on a basis consistent with Exhibit B and the accounting principles, practices, assumptions, conventions and policies referred to therein, including any exclusions or deviations from GAAP expressly set forth therein (the “Applicable Accounting Principles”). An illustrative example of a Preliminary Closing Statement and calculation of Net Working Capital, Indebtedness, Cash and Transaction Expenses prepared in accordance with the Applicable Accounting Principles is set forth on Exhibit B. The Company shall consider in good faith any revisions proposed by the Buyer to the calculations set forth in the Preliminary Closing Statement prior to the Closing, and to the extent the Company agrees to any such revisions, the Preliminary Closing Statement shall be modified to incorporate such revisions to the Preliminary Closing Statement, but in no event will the foregoing obligations be a condition to the Closing, nor will the Closing be delayed as a result of any unresolved comments or changes to the Preliminary Closing Statement.
(b)    Within 75 days after the Closing Date, the Buyer shall cause to be prepared and delivered to the Seller a written statement (the “Final Closing Statement”) that shall include and set forth a calculation in reasonable detail of the Buyer’s good faith estimate of (i) Net Working Capital (“Closing Net Working Capital”), (ii) Indebtedness (“Closing Indebtedness”), (iii) Cash (“Closing Cash”) and (iv) Transaction Expenses (“Closing Transaction Expenses”), each determined as of immediately prior to the Closing (and, except for Closing Transaction Expenses, without giving effect to the transactions contemplated hereby). The Final Closing Statement shall (x) be prepared on a basis consistent with the Applicable Accounting Principles and (y) be based exclusively on the facts and circumstances as they exist and are known by the Company personnel responsible for preparing the Company’s financial statements prior to the Closing and shall exclude the effects of any event, act, change in circumstances or similar development arising or occurring on or after the Closing Date. To the extent any actions following the Closing with respect to the accounting books and records of the Company on which the Final Closing Statement and the foregoing calculations are to be based are not consistent with the Company’s past practices, such changes shall not be taken into account in preparing the Final Closing Statement or calculating amounts reflected thereon.
(c)    The Final Closing Statement shall become final and binding on the 45th day following delivery thereof, unless prior to the end of such period, the Seller delivers to the Buyer written notice of its disagreement (a “Notice of Disagreement”) specifying in reasonable detail the nature and amount of any dispute as to the Closing Net Working Capital, Closing Indebtedness, Closing Cash and/or Closing Transaction Expenses, as set forth in the Final Closing Statement. During the 30-day period following delivery of a Notice of Disagreement by the Seller to the Buyer, the parties in good faith shall seek to resolve in writing any differences that they may have with respect to the calculation of the Closing Net Working Capital, Closing Indebtedness, Closing Cash and/or Closing Transaction Expenses as specified therein. Any disputed items resolved in writing between the Buyer and the Seller within such 30 day period shall be final and binding with respect to such items, and if the Seller and the Buyer agree in writing on the resolution of each disputed item specified by the Seller in the Notice of Disagreement and the amount of the Closing Net Working Capital, Closing Indebtedness, Closing Cash and Closing Transaction Expenses, the amounts so determined shall be final and binding on the parties for all purposes hereunder.
(d)    If the Buyer and the Seller have not resolved all such differences by the end of such 30-day period, the Buyer and the Seller shall submit, in writing, to Grant Thornton LLP or, if such firm is unwilling or unable to act, such other independent public accounting firm as mutually agreed in writing by the Seller and the Buyer (the “Independent Accounting Firm”), their briefs detailing their views as to the correct nature and amount of each item remaining in dispute and the amounts of the Closing Net Working Capital, Closing Indebtedness, Closing Cash and/or Closing Transaction Expenses, and the Independent Accounting Firm shall make a written determination as to each such disputed item and the amount of the Closing Net Working Capital, Closing Indebtedness, Closing Cash and/or Closing Transaction Expenses. The Buyer and the Seller shall use their commercially reasonable efforts to cause the Independent Accounting Firm to render a written decision resolving the matters submitted to it within 30 days following the submission thereof. The Independent Accounting Firm shall consider only those items and amounts in the Buyer’s and the Seller’s respective calculations of the Closing Net Working Capital, Closing Indebtedness, Closing Cash and/or Closing Transaction Expenses that are identified as being items and amounts to which the Buyer and the Seller have been unable to agree. The scope of the disputes to be resolved by the Independent Accounting Firm shall be limited to correcting mathematical errors and determining whether the items and amounts in dispute were determined in accordance with the Applicable Accounting Principles and the Independent Accounting Firm is not to make any other determination, including any determination as to whether the Target Net Working Capital or any estimates on the Preliminary Closing Statement are correct, adequate or sufficient. The Independent Accounting Firm will act as an expert and, absent manifest error, will only consider those specific items as being in dispute in the Notice of Disagreement. In resolving any disputed item, the Independent Accounting Firm may not assign a value to any item greater than the greatest value for such item claimed by either party or less than the smallest value for such item claimed by either party. The Independent Accounting Firm’s determination of the Closing Net Working Capital, Closing Indebtedness, Closing Cash and Closing Transaction Expenses shall be based solely on written materials submitted by the Buyer and the Seller (i.e., not on independent review). The determination of the Independent Accounting Firm shall be final and binding upon the parties hereto and shall not be subject to appeal or further review. Judgment may be entered upon the written determination of the Independent Accounting Firm in accordance with Section 9.10.

(e)    The costs of any dispute resolution pursuant to this Section 2.3, including the fees and expenses of the Independent Accounting Firm and of any enforcement of the determination thereof, shall be borne by the Seller and the Buyer in inverse proportion as they may prevail on the matters resolved by the Independent Accounting Firm, which proportionate allocation shall be calculated on an aggregate basis based on the relative dollar values of the amounts in dispute and shall be determined by the Independent Accounting Firm at the time the determination of such firm is rendered on the merits of the matters submitted. The fees and disbursements of the Representatives of each party incurred in connection with the preparation or review of the Final Closing Statement and preparation or review of any Notice of Disagreement, as applicable, shall be borne by such party.
(f)    The Buyer will cause the Company to afford the Seller and its Representatives reasonable access, during normal business hours and upon reasonable prior notice, to the personnel, properties, books and records of the Company and its Subsidiaries and to any other information reasonably requested for purposes of preparing and reviewing the Final Closing Statement and related calculations.  The Buyer shall cause the Company to authorize its accountants to disclose work papers generated by such accountants in connection with preparing and reviewing the calculations specified in this Section 2.3; provided, that such accountants shall not be obligated to make any work papers available except in accordance with such accountants’ disclosure procedures and then only after the non-client party has signed a customary agreement relating to access to such work papers in form and substance reasonably acceptable to such accountants.
(g)    The Estimated Net Purchase Price shall be adjusted, upwards or downwards, as follows:
(i)    For the purposes of this Agreement, the “Net Adjustment Amount” means an amount, which may be positive or negative, equal to (A) the Closing Net Working Capital as finally determined pursuant to this Section 2.3 minus the Estimated Net Working Capital, minus (B) the Closing Indebtedness as finally determined pursuant to this Section 2.3 minus the Estimated Indebtedness, plus (C) the Closing Cash as finally determined pursuant to this Section 2.3 minus the Estimated Cash, minus (D) the Closing Transaction Expenses as finally determined pursuant to this Section 2.3 minus the Estimated Transaction Expenses;
(ii)    If the Net Adjustment Amount is positive, the Estimated Net Purchase Price shall be adjusted upwards in an amount equal to the Net Adjustment Amount, and (A) the Buyer shall pay to the Seller the Net Adjustment Amount and (B) the Buyer and the Seller shall jointly authorize the Escrow Agent to pay to the Seller the Adjustment Escrow Fund in accordance with the terms of the Escrow Agreement; and
(iii)    If the Net Adjustment Amount is negative (in which case the “Net Adjustment Amount” for purposes of this clause (iii) shall be deemed to be equal to the absolute value of such amount), the Estimated Net Purchase Price shall be adjusted downwards in an amount equal to the Net Adjustment Amount, and the Seller and the Buyer shall deliver joint written notice to the Escrow Agent instructing the Escrow Agent to pay the Net Adjustment Amount to the Buyer out of the Adjustment Escrow Fund in accordance with the terms of the Escrow Agreement. In the event the amount of funds in the Net Adjustment Amount exceeds the Adjustment Escrow Fund, then (A) the Buyer and the Seller shall jointly authorize the Escrow Agent to pay to the Buyer the full amount of the Adjustment Escrow Fund in accordance with the terms of the Escrow Agreement and (B) the Seller shall pay directly to the Buyer an amount in cash equal to such excess. In the event the amount of funds in the Adjustment Escrow Fund exceeds the Net Adjustment Amount, then the Escrow Agent shall pay to the Seller such excess in accordance with the terms of the Escrow Agreement.

(h)    Payments in respect of Section 2.3(g) shall be made within three Business Days of final determination of the Net Adjustment Amount pursuant to the provisions of this Section 2.3 by wire transfer of immediately available funds to such account or accounts as may be designated in writing by the party entitled to such payment at least two Business Days prior to such payment date.
(i)    All amounts payable pursuant to this Section 2.3 shall be treated by all parties for Tax purposes as adjustments to the Purchase Price to the extent permitted by applicable Law.
(j)    For the avoidance of doubt, this Section 2.3 is not intended to be used to permit the introduction of different judgments, accounting methodologies (including with respect to accruals and reserves), policies, principles, practices, procedures or classifications for purposes of calculating amounts referred to in this Section 2.3, or to adjust for any inconsistencies between the Applicable Accounting Principles, on the one hand, and GAAP, on the other.
Section 2.4    Withholding of Tax. Notwithstanding anything to the contrary in this Agreement, the Buyer and any applicable withholding agent shall be entitled to deduct and withhold from the consideration otherwise payable to any Person pursuant to this Agreement such Taxes as the applicable withholding agent (or any Affiliate thereof) shall determine in good faith it is are required to deduct and withhold with respect to the making of such payment under the Code or any provision of U.S. federal, state, local or foreign Tax Law; provided, that the Buyer shall notify the Seller in writing prior to deducting and withholding from any consideration otherwise payable to the Seller pursuant to this Agreement and shall reasonably cooperate with the Seller in seeking to reduce or eliminate any such deduction or withholding. To the extent that amounts are so withheld by the applicable withholding agent and paid to the appropriate Taxing Authority, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Persons on whose behalf such amounts were withheld.
ARTICLE III
REPRESENTATIONS AND WARRANTIES
OF THE SELLER
The Seller represents and warrants to the Buyer as follows:
Section 3.1    Authority. The Seller has the power and authority to execute and deliver this Agreement and each other Transaction Document to which it is or will be a party, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance by the Seller of this Agreement and each other Transaction Document to which it is or will be a party, and the consummation by the Seller of the transactions contemplated hereby and thereby have been duly and validly authorized by all necessary limited liability company action. This Agreement has been duly executed and delivered by the Seller and each other Transaction Document to which it is or will be a party is or will be duly executed and delivered and, assuming due execution and delivery by each of the other parties hereto, constitutes or will constitute the legal, valid and binding obligation of the Seller, enforceable against the Seller in accordance with its terms, except as enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar Laws affecting creditors’ rights generally and by general principles of equity.
Section 3.2    No Conflict; Required Filings and Consents.
(a)    The execution, delivery and performance by the Seller of this Agreement and each other Transaction Document to which it is or will be a party, and the consummation of the transactions contemplated hereby and thereby do not and will not (i) conflict with or violate the Organizational Documents of the Seller; (ii) require any consent or other action by the Seller under, constitute a default or an event that, with or without notice or lapse of time or both, would constitute a default under, or give rise to any termination, cancellation or acceleration of any right or obligation of the Seller or to a loss of any benefit to which the Seller is entitled under any provision of any Contract to which the Seller is a party; (iii) conflict with or violate any Law applicable to the Seller or (iv) result in the creation or imposition of any material Encumbrance on any asset of the Seller, except, in the case of clauses (ii) through (iv), for any such conflicts, violations, breaches, defaults, Encumbrances or other occurrences that would not, individually or in the aggregate, reasonably be expected to prevent or materially impede the consummation of the transactions contemplated by this Agreement.
(b)    The Seller is not required to file, seek or obtain any material notice, authorization, approval, order, permit or consent of or with any Governmental Authority in connection with the execution, delivery and performance by the Seller of this Agreement or the other Transaction Documents to which it is or will be a party or the consummation of the transactions contemplated hereby, except (i) for any filings required to be made under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), or (ii) for such filings as may be required by any applicable federal or state securities or “blue sky” Laws.
Section 3.3    Interests. The Seller is the record and beneficial owner of the Interests, free and clear of any Encumbrance (other than Encumbrances under applicable federal or state securities or “blue sky” Laws or the Organizational Documents of the Company or the Seller). The Seller has the right, authority and power to sell, assign and transfer the Interests to the Buyer. Other than the Interests, the Seller does not own any other equity interests in the Company or any Subsidiary of the Company.
Section 3.4    Litigation. There is no Action pending against, or to the knowledge of the Seller, threatened against, the Seller or any of its properties before (or, in the case of threatened Actions, that would be before) any Governmental Authority that, individually or in the aggregate, if determined or resolved adversely against the Seller in accordance with the plaintiff’s demands, would reasonably be expected to prohibit or materially impede the Seller’s ability to consummate the transactions contemplated by this Agreement.
Section 3.5    Brokers. Except as set forth in Section 3.5 of the Disclosure Schedules, no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated hereby based upon arrangements made by or on behalf of the Seller or its Affiliates.
ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF THE COMPANY
Except as set forth in the corresponding sections or subsections of the Disclosure Schedules attached hereto (collectively, the “Disclosure Schedules”), the Company hereby represents and warrants to the Buyer as follows:
Section 4.1    Organization and Qualification(a)    . The Company and each of its Subsidiaries is a corporation or limited liability company duly incorporated or organized, validly existing and in good standing under the Laws of the jurisdiction of its incorporation or organization and has all necessary corporate power and authority to own, lease and operate its properties and to carry on the Business as it is conducted by the Company or such Subsidiary, as applicable. The Company and each of its Subsidiaries is duly qualified as a foreign corporation to do business in each jurisdiction where such qualification is necessary, except, in each case, for any such failures that would not, individually or in the aggregate, reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole. The Company has made available to the Buyer correct and complete copies of the Organizational Documents of the Company and each Subsidiary of the Company as currently in effect as of the date of this Agreement.
Section 4.2    Authority. The Company has the power and authority to execute and deliver this Agreement and each other Transaction Document to which it is or will be a party, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance by the Company of this Agreement and each other Transaction Document to which it is or will be a party, and the consummation by the Company of the transactions contemplated hereby and thereby, have been duly and validly authorized by all necessary company action. This Agreement has been duly executed and delivered by the Company and each other Transaction Document to which the Company is or will be a party has been or will be duly executed and delivered by the Company and, assuming due execution and delivery by each of the other parties hereto and thereto, constitutes or will constitute the legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except as enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar Laws affecting creditors’ rights generally and by general principles of equity.
Section 4.3    No Conflict; Required Filings and Consents.
(a)    Except as set forth in Section 4.3(a) of the Disclosure Schedules, the execution, delivery and performance by the Company of this Agreement and each other Transaction Document to which it is or will be a party and the consummation of the transactions contemplated hereby and thereby do not and will not (i) conflict with or violate the Organizational Documents of the Company or its Subsidiaries; (ii) require any consent or other action by any Person under, constitute a default or an event that, with or without notice or lapse of time or both, would constitute a default under, or give rise to any termination, cancellation or acceleration of any right or obligation of the Company or any Subsidiary of the Company or to a loss of any benefit to which the Company or any Subsidiary of the Company is entitled under any provision of any Material Contract; (iii) conflict with or violate any Law applicable to the Company or any Subsidiary of the Company; or (iv) result in the creation or imposition of any Encumbrance on any asset of the Company or any Subsidiary of the Company, except, in the case of clauses (ii), (iii) and (iv), for any such conflicts, violations, breaches, defaults, Encumbrances or other occurrences that would not, individually or in the aggregate, reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole, or materially impair the ability of the Seller or the Company to consummate the transactions contemplated hereby.
(b)    Except as set forth in Section 4.3(b) of the Disclosure Schedules, neither the Company nor any Subsidiary of the Company is required to file, seek or obtain any material notice, authorization, approval, order, permit or consent of or with any Governmental Authority in connection with the execution, delivery and performance by the Company of this Agreement or the other Transaction Documents to which it is or will be a party or the consummation of the transactions contemplated hereby or thereby, except (i) for any filings required to be made under the HSR Act or (ii) for such filings as may be required by any applicable federal or state securities or “blue sky” Laws.
Section 4.4    Capitalization. A true, correct and complete list of the Company’s authorized and outstanding equity interests are as set forth in Section 4.4 of the Disclosure Schedules. All of the Company’s issued and outstanding equity interests (a) have been duly authorized, validly issued and fully paid; (b) are owned of record by the Seller; and (c) were not issued or acquired by the Seller in violation of any Law, Contract or preemptive rights of any

Person. Except as set forth in the Organizational Documents of the Company, there are no outstanding obligations, subscriptions, options, warrants, call rights, convertible securities, stock appreciation rights, profit interests or other similar rights, Contracts, arrangements or commitments of any kind relating to the equity interests of the Company or obligating the Company to redeem, repurchase, issue or sell any equity interests of the Company. Except as set forth in Section 4.4 of the Disclosure Schedules, there are no outstanding Contracts of the Company to repurchase, redeem or otherwise acquire any equity interests of the Company or to provide funds to, or make any investment in, any other Person. Except as set forth in the Organizational Documents of the Company, there are no Contracts or understandings in effect with respect to the voting or transfer of any equity interests of the Company. Except as set forth in Section 4.4 of the Disclosure Schedules, the Company is not a party to any voting trusts, proxies, rights of first refusal, rights of first offer or other Contracts with respect to the transfer or voting of any equity interests, or other voting interests in, the Company or any of its Subsidiaries. The Company has no authorized or outstanding bonds, debentures, notes or other indebtedness the holders of which have the right to vote (or convertible into, exchangeable for, or evidencing the right to subscribe for or acquire securities having the right to vote) with the members of the Company on any matter.
Section 4.5    Equity Interests. Section 4.5 of the Disclosure Schedules contains a true, correct and complete list of each of the Company’s Subsidiaries, including its name, its issued and outstanding equity interests, its jurisdiction of incorporation or formation, and except for the Subsidiaries listed in Section 4.5 of the Disclosure Schedules, neither the Company nor any of its Subsidiaries directly or indirectly currently owns any capital stock, equity, partnership, membership or similar interest in, or any interest convertible into, exercisable for the purchase of or exchangeable for any such capital stock, equity, partnership, membership or similar interest. Neither the Company nor any of its Subsidiaries is currently subject to any obligation to form or participate in, make any loan to, capital contribution to or other investment in or assume any liability or obligation of, any Person. All of the issued and outstanding equity of each of the Company’s Subsidiaries is owned directly or indirectly by the Company, free and clear of all Encumbrances, except for Encumbrances arising under applicable securities Laws or such Subsidiary’s Organizational Documents, and such equity interests are duly authorized, validly issued, fully paid and non-assessable (to the extent such concepts are applicable). Except as set forth in the Organizational Documents of the Company, there are no outstanding obligations, subscriptions, options, warrants, call rights, convertible securities, stock appreciation rights, profit interests or other similar rights, Contracts or commitments of any kind relating to the equity interests of the Company or obligating the Company to redeem, repurchase, issue or sell any equity interests of the Company. There are no outstanding Contracts of a Subsidiary of the Company to repurchase, redeem or otherwise acquire any equity interests of the Subsidiary or to provide funds to, or make any investment in, any other Person. Except as set forth in the Organizational Documents of the Company’s Subsidiaries, there are no Contracts, arrangements or understandings in effect with respect to the voting or transfer of any equity interests of any Subsidiary of the Company. No Subsidiary of the Company is a party to any voting trusts, proxies, rights of first refusal, rights of first offer or other Contracts with respect to the transfer or voting of any equity interests, or other voting interests in, the Company or any of its Subsidiaries. No Subsidiary of the Company has any authorized or outstanding bonds, debentures, notes or other indebtedness the holders of which have the right to vote (or convertible into, exchangeable for, or evidencing the right to subscribe for or acquire securities having the right to vote) with the members of the Company’s Subsidiaries on any matter.
Section 4.6    Financial Statements; Undisclosed Liabilities.
(a)    Copies of the audited consolidated balance sheet of the Company and its Subsidiaries as at December 31, 2020 and December 31, 2019, and the related statements of income and cash flows of the Company and its Subsidiaries (the “Audited Financial Statements”)

and the unaudited consolidated balance sheet of the Company and its Subsidiaries as at October 31, 2021 (the “Balance Sheet” and such date, the “Balance Sheet Date” ), and the related consolidated statements of income and cash flows of the Company and its Subsidiaries, together with all related notes and schedules thereto (collectively referred to as the “Interim Financial Statements”, and together with the Audited Financial Statements, the “Financial Statements”) are attached hereto in Section 4.6 of the Disclosure Schedules.
(b)    The Financial Statements (including the notes thereto) (i) fairly present, in all material respects, the consolidated financial position and consolidated results of operations of the Company and its Subsidiaries as at the respective dates thereof and for the respective periods indicated therein, except as otherwise noted therein and subject, in the case of the Interim Financial Statements, to the absence of footnote disclosures and other presentation items and normal and recurring year-end adjustments (none of which are material to the Company and its Subsidiaries, taken as a whole) and (ii) have been prepared in accordance with the books and records of the Company and its Subsidiaries and GAAP applied on a consistent basis throughout the periods indicated (except as may be indicated in the notes thereto).
(c)    The Company and its Subsidiaries have established and maintain internal controls over financial reporting designed to provide reasonable assurance regarding the reliability of financial reporting and to include those policies and procedures that: (i) pertain to the maintenance of records that in reasonable detail accurately and fairly reflect the transactions and dispositions of the assets of the Company and its Subsidiaries; (ii) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with GAAP on a consistent basis, and that receipts and expenditures of the Company and its Subsidiaries are being made only in accordance with authorizations of management and directors of the Company and its Subsidiaries; and (iii) provide reasonable assurance regarding prevention or timely detection of the unauthorized acquisition, use or disposition of the Company’s or any Subsidiary’s assets that would reasonably be expected to have a material effect on the consolidated financial statements of the Company and its Subsidiaries.
(d)    Neither the Company nor any of its Subsidiaries has any liability, indebtedness or obligation of a nature required to be reflected on a balance sheet prepared in accordance with GAAP, whether accrued, absolute, contingent or otherwise, whether known or unknown, except (i) liabilities that are adequately accrued or reserved against in the Financial Statements in accordance with GAAP, (ii) liabilities that were incurred since the date of the Balance Sheet in the Ordinary Course, (iii) liabilities that were incurred in connection with the transactions contemplated by this Agreement or (iv) liabilities that would not, individually or in the aggregate, reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole.
Section 4.7    Absence of Certain Changes or Events. Except as set forth in Section 4.7 of the Disclosure Schedules, since the date of the Balance Sheet, (a) the Business has been conducted in the Ordinary Course in all material respects; (b) there has not occurred any Material Adverse Effect; and (c) neither the Company nor its Subsidiaries has taken any action which, if taken following the date hereof, would constitute a breach of Section 6.1.
Section 4.8    Compliance with Laws; Permits.
(a)    Since the Lookback Date, each of the Company and its Subsidiaries has been in compliance in all material respects with all Laws applicable to it. No material investigation or review by any Governmental Authority with respect to the Company, its Subsidiaries or the Business is pending or, to the Knowledge of the Company, threatened, nor, since the Lookback Date, has any Governmental Authority notified the Company or its Subsidiaries in writing of an intention to conduct the same.
(b)    The Company and each of its Subsidiaries is in possession of all material permits, licenses, franchises, approvals, certificates, consents, waivers, concessions, exemptions, exceptions, variances, orders, registrations, notices and other authorizations of any Governmental Authority necessary for each of the Company and its Subsidiaries to conduct the Business and to own, lease and operate its properties (the “Permits”). The Company and each of its Subsidiaries have filed or caused to be filed all reports, notifications and filings with, and have paid all fees to, the applicable Governmental Authority necessary to maintain, and otherwise maintained, all of the Permits in full force and effect, except where the failure to have made such filings or paid such fees or maintain such Permits would not, individually or in the aggregate, reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole. The Company and each of its Subsidiaries are in compliance in all material respects with all of the Permits, all of which Permits are in full force and effect. There are no Actions pending or, to the Company’s Knowledge, threatened, that will result in the revocation, cancellation or suspension, or any adverse modification, of any of the Permits. No Permit is held in the name of any employee, officer, director, stockholder or agent on behalf of the Company or any of its Subsidiaries.
Section 4.9    Litigation. Except as set forth in Section 4.9 of the Disclosure Schedules, there are no Actions or Governmental Orders pending or, to the Company’s Knowledge, threatened by or against the Company or any of its Subsidiaries that would reasonably be expected to result in damages that would exceed in any individual case, an amount of $250,000. There is no Action or Governmental Order pending or, to the Company’s Knowledge, threatened seeking to prevent, hinder, modify, delay or challenge the transactions contemplated hereby. There is no Action by the Company or any of its Subsidiaries pending, or which the Company or any of its Subsidiaries intends to initiate, against any other Person.
Section 4.10    Employee Benefit Plans.
(a)    Section 4.10(a) of the Disclosure Schedules sets forth a true and complete list as of the date hereof (i) all employee benefit plans (as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”)) and all material bonus, stock option, stock purchase, restricted stock, incentive, deferred compensation, retiree medical or life insurance, supplemental retirement, severance or other benefit plans, programs or arrangements, that are maintained, contributed to or sponsored by the Company or any of its Subsidiaries for the benefit of any current or former employee, officer, director or individual independent contractor (including any dependents thereof) of the Company or any of its Subsidiaries (whether written or unwritten, insured or self-insured, funded or unfunded and whether or not subject to ERISA), and (ii) a list as of the date hereof of all material employment, service, termination, severance or other Contracts, pursuant to which the Company or any of its Subsidiaries currently has any obligation with respect to any current or former employee, officer, director or individual independent contractor of the Company or any of its Subsidiaries (collectively, the “Employee Plans”).
(b)    The Company has made available to the Buyer a true and complete copy of each Employee Plan (or a written description of all material terms, if an Employee Plan has not been reduced to writing) and all amendments thereto, and, as applicable: (i) the current summary plan description or prospectus and summary of material modifications; (ii) the most recent favorable determination or opinion letter from the IRS; (iii) all trusts, insurance Contracts or other funding arrangements and amendments thereto; (iv) the annual returns/reports (Form 5500) and accompanying schedules and attachments thereto for the three most recently completed plan years; (v) all prepared actuarial reports and financial statements; (vi) all non-ordinary course documents and correspondence relating thereto received from or provided to the

IRS, the U.S. Department of Labor, the Pension Benefit Guaranty Corporation or any other Governmental Authority for the past three years; (vii) all coverage, nondiscrimination, and top-heavy testing reports for the last three plan years; (viii) all current administrative and other service Contracts and amendments thereto with third-party services providers; and (ix) all current employee handbooks.
(c)    Since the Lookback Date, each Employee Plan has been maintained in all material respects in accordance with its terms and the requirements of all applicable Law, including ERISA and the Code, and each of the Company and its Subsidiaries has performed all material obligations required to be performed by it under each Employee Plan and is not in any material respect in default under or in violation of any Employee Plan. As of the date hereof, no Action (other than claims for benefits in the Ordinary Course) is pending or, to the Knowledge of the Company, threatened with respect to any Employee Plan. The Company has not filed or completed since the Lookback Date, and is not considering filing or completing, an application or self-correction under the IRS’s Employee Plans Compliance Resolution System or the U.S. Department of Labor’s Voluntary Fiduciary Correction Program with respect to any Employee Plan.
(d)    With respect to each Employee Plan, all contributions, distributions, reimbursements and payments (including all employer contributions, employee salary reduction contributions, and premium payments) that are due have been made within the time periods prescribed by the terms of such Employee Plan, ERISA, and the Code, and any premiums or contributions not yet due have been properly accrued and reflected in the Company’s financial statements.
(e)    Since the Lookback Date, all required reports and descriptions (including Form 5500 annual reports, summaries of benefits and coverage, summary annual reports, and summary plan descriptions) have been timely filed and distributed in all material respects in accordance with the applicable requirements of ERISA and the Code with respect to each Employee Plan.
(f)    Each Employee Plan that is intended to be qualified under Section 401(a) of the Code is so qualified and has received a determination letter from the IRS that it is so qualified or is maintained pursuant to a pre-approved plan where the Employee Plan is entitled to rely on a current favorable opinion letter from the IRS, and, to the Knowledge of the Company, no circumstances exist that would reasonably be expected to result in a loss of such qualification. Each related trust that is intended to be exempt from federal income taxation under Section 501(a) of the Code has received a determination or opinion letter from the IRS that it is so exempt and, to the Knowledge of the Company, no fact or event has occurred since the date of such letter or letters from the IRS that would reasonably be expected adversely to affect the qualified status of any such Employee Plan or the exempt status of any such trust.
(g)    Except as set forth in Section 4.10(g) of the Disclosure Schedules, neither the Company nor any ERISA Affiliate has since the Lookback Date sponsored, maintained, contributed, or had an obligation to contribute to, or had any liability (fixed, contingent or otherwise) under or with respect to any Employee Plan covered by Title IV of ERISA, Section 302 of ERISA, or Sections 412, 430, or 431 of the Code. Neither the Company nor any ERISA Affiliate has since the Lookback Date contributed or had an obligation to contribute to or had any liability (fixed, contingent or otherwise) under or with respect to any “multiemployer plan” as defined in ERISA Section 3(37), or any “multiple employer welfare arrangement” as defined in Section 3(40)(A) of ERISA, or any “multiple employer plan” as described in ERISA Section 210. No Employee Plan is or since the Lookback Date was funded through a “welfare benefit fund” as defined in Section 419(e) of the Code, and no benefits under any Employee Plan are or since the Lookback Date have been provided through a voluntary employees’ beneficiary association (within the meaning of subsection 501(c)(9) of the Code) or a supplemental unemployment benefit plan (within the meaning of Section 501(c)(17) of the Code). Except as would not reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole, neither the Company nor any ERISA Affiliate has any obligation or liability (actual or contingent) under ERISA Title IV or Code Section 412.
(h)    Neither the Company nor any ERISA Affiliate sponsors, maintains, or has any liability (fixed, contingent or otherwise) under or with respect to an employee welfare benefit plan as defined in Section 3(1) of ERISA, which provides health, life, or other welfare benefits, or similar coverage for any current or former employee, officer, director or individual independent contractor (including any dependent thereof), other than benefits required by Section 4980B of the Code, Part 6 of Title I of ERISA or similar state Laws for which the covered individual(s) pays the full premiums other than as required by applicable Law.
(i)    Neither the Company nor any ERISA Affiliate maintains any Employee Plan that is (i) a “group health plan” (as such term is defined in Section 5000(b)(1) of the Code or Section 607(1) of ERISA) that has not been established, administered and operated in all material respects in compliance with the applicable requirements of Part 6 of Subtitle B of Title I of ERISA and Section 4980B of the Code or (ii) a “group health plan” (as defined in 45 Code of Federal Regulations Section 160.103) that has not been established, administered and operated in all material respects in compliance with the applicable requirements of the Health Insurance Portability and Accountability Act of 1996 and the regulations promulgated thereunder, and neither the Company nor any of its ERISA Affiliates is subject to any material liability, including material additional contributions, fines, Taxes, penalties or loss of Tax deduction, as a result of such administration and operation. Each Employee Plan that is intended to meet the requirements of Section 125 of the Code meets such requirements. Any Employee Plan that is a “group health plan” as defined in Section 733(a)(1) (each, a “Health Plan” ) is, to the extent applicable, currently, and since the Lookback Date has been, in compliance in all material respects with the Patient Protection and Affordable Care Act, Pub. L. No. 111-148 (“ACA” ), the Health Care and Education Reconciliation Act of 2010, Pub. L. No. 111-152 (“HCERA” ), and all regulations and guidance issued thereunder (collectively, with ACA and HCERA, the “Health Care Reform Laws” ), ERISA, and the Code, including timely filing and distribution of all required Forms 1094-C and Forms 1095-C, and no event has occurred and no condition or circumstance exists that would reasonably be expected to subject the Company or any of its Subsidiaries or any Health Plan to incur material penalties or material excise Taxes under Sections 4980D or 4980H of the Code or any other provision of the Health Care Reform Laws.
(j)    Except as set forth in Section 4.10(j) of the Disclosure Schedules, neither the Company nor any of its Subsidiaries is a party to any Contract (including this Agreement or the transactions contemplated hereunder) that, directly or in combination with other events, or separately or in the aggregate, will: (i) entitle any current or former employee, officer, director or individual independent contractor of the Company or any of its Subsidiaries to severance pay, any increase in severance pay, or any other payment; (ii) accelerate the time of payment, funding, or vesting, or increase the amount of compensation due to any such individual; (iii) limit or restrict the right of the Company or any of its Subsidiaries to merge, amend, or terminate any Employee Plan; (iv) increase the amount payable under or result in any other material obligation pursuant to any Employee Plan; or (v) result in the payment of any “excess parachute payments” within the meaning of Section 280G of the Code. The Company does not have any obligation to gross up or indemnify any Person for any Tax incurred pursuant to Section 409A or 4999 of the Code.
(k)    Except as set forth in Section 4.10(k) of the Disclosure Schedules (each, a “Foreign Benefit Plan”), no Employee Plan provides benefits to any current or former employee, officer, director or individual independent contractor (including any dependents thereof) outside of the United States, nor is any Employee Plan subject to any Laws of a jurisdiction outside of the United States. With respect to each Foreign Benefit Plan, (i) such Foreign Benefit Plan has been maintained, funded and administered in material compliance with applicable Laws and the requirements of such Foreign Benefit Plan’s governing documents, (ii) all contributions to such Foreign Benefit Plan have been timely paid or made in full or, to the extent not yet due, properly accrued on the Financial Statements in accordance with the terms of the Foreign Benefit Plan and all applicable Laws, (iii) such Foreign Benefit Plan has obtained from the Governmental Authority having jurisdiction with respect to such Foreign Benefit Plan any required determinations, if any, that such Foreign Benefit Plan is in compliance in all material respects with the applicable Laws of the relevant jurisdiction if such determinations are required in order to give effect to such Foreign Benefit Plan, (iv) there are no pending or, to Company’s Knowledge, threatened investigations by any Governmental Authority, Actions (other than claims for benefits in the Ordinary Course) against such Foreign Benefit Plan, and (v) neither the execution and delivery of this Agreement, nor the consummation of the transactions contemplated hereby, either alone or in combination with another event (whether contingent or otherwise) will create or otherwise result in any liability with respect to such Foreign Benefit Plan. No Foreign Benefit Plan has any unfunded or underfunded liabilities not accurately accrued in accordance with GAAP in all material respects.
Section 4.11    Labor and Employment Matters.
(a)    Except as set forth in Section 4.11 of the Disclosure Schedules, neither the Company nor any of its Subsidiaries is a party to or bound by any labor or collective bargaining contract that pertains to employees of the Company or any of its Subsidiaries. Since the Lookback Date, there has been no, pending, or to the Knowledge of the Company, threatened, strike, walkout, lockout, slowdown, material unfair labor practice charge or complaint, material grievance, material labor-related arbitration, work stoppage, material labor dispute, law enforcement cases with respect to any employment or labor-related Contracts, or union organizing decertification activities against or affecting the Company. Neither the Company nor any of its Subsidiaries has committed an unfair labor practice since the Lookback Date.
(b)    There are no pending or, to the Knowledge of the Company, threatened Actions concerning labor or employment matters with respect to the Company or any of its Subsidiaries. Since the Lookback Date, the Company has complied in all material respects with all employment and labor Laws. Except as would not result in material liability for the Company or any of its Subsidiaries, all employees of the Company and its Subsidiaries are legally entitled to work in the jurisdictions in which they provide services and all service providers have been properly classified as employees or independent contractors. Except as could not result in material liability for the Company or any of its Subsidiaries, each of them has fully and timely paid all wages, wage premiums, wage penalties, salaries, commissions, bonuses, severance, and other compensation that has come due and payable its current and former employees pursuant to applicable Law, Contract or Company policy.
(c)    The Company has not implemented any “plant closing” or “mass layoff” or similar event (in each case, as defined in the WARN Act or any similar state or local Law) since the Lookback Date, and no such actions are currently contemplated, planned or announced.
Section 4.12    Insurance. Section 4.12 of the Disclosure Schedules contains a true, correct and complete list of all current (i.e., policies whose policy period includes the date hereof) material insurance policies for workers’ compensation, property and casualty and other forms of insurance owned or held by the Company or its Subsidiaries or in the operation of the Business as of the date hereof, together with all carriers and liability limits (solely with respect to occurrence based policies) for such policies. All such policies are in full force and effect. All premiums with respect thereto have been paid to the extent due. No notice of cancellation or termination has been received by the Company with respect to any such insurance policy or Contract and, to the Company’s Knowledge, no cancellation or termination has been threatened.
Section 4.13    Real Property.
(a)    Section 4.13(a) of the Disclosure Schedules lists, as of the date hereof, the street address of each parcel of Owned Real Property and the current owner of each parcel of Owned Real Property. The Company or its Subsidiaries have good and marketable fee title to all Owned Real Property, free and clear of all Encumbrances, other than Permitted Encumbrances.
(b)    Section 4.13(b) of the Disclosure Schedules lists, as of the date hereof, the street address of each parcel of Leased Real Property and the identity of the lessor, lessee and current occupant (if different from lessee) of each such parcel of Leased Real Property. The Company or its Subsidiaries have a valid leasehold estate in all Leased Real Property, free and clear of all Encumbrances, other than Permitted Encumbrances.
(c)     No portion of any parcel of Owned Real Property or Leased Real Property is subject to any Governmental Order to be sold or is being condemned, expropriated, re-zoned or otherwise taken by any public authority with or without payment of compensation therefor, nor has any such condemnation, expropriation or taking been proposed, except as would not reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole.
(d)    There are no contractual or legal restrictions that preclude or materially restrict the ability of the Company or its Subsidiaries to use any Owned Real Property or Leased Real Property for the current use of such real property. There are no material latent defects or material adverse physical conditions affecting the Owned Real Property or the Leased Real Property, except as would not reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole. All plants, warehouses, distribution centers, structures and other buildings on the Owned Real Property or Leased Real Property are adequate for the uses to which they are being put.
(e)    Neither the Company nor any of its Subsidiaries is obligated under any Contract relating to the Leased Real Property by any option, obligation, right of first refusal, purchase or other right to sell, lease or purchase any Owned Real Property or Leased Real Property or any portion thereof or interests therein, except as would not reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole. Except as set forth in Section 4.13(e) of the Disclosure Schedules, there are no subleases granting to any Person the right to use or occupy any portion of the Owned Real Property or the Leased Real Property.
(f)    As of the date hereof, none of the real property used in the operation of the Business is owned by a Littlejohn Person or is leased or subleased by a Littlejohn Person to the Company or its Subsidiaries.
Section 4.14    Intellectual Property.
(a)    Section 4.14(a) of the Disclosure Schedules sets forth an accurate and complete list as of the date hereof of (i) all registered Marks and applications for registration of Marks, including all domain name registrations (collectively, the “Company Registered Marks”), (ii) all Patents (collectively, the “Company Patents”), and (iii) all registered Copyrights and all pending applications for registration of Copyrights (together with the Company Registered Marks and the Company Patents, the “Company Registered IP”), including, to the extent applicable for the Company Registered IP, the registration or application number, the date of registration or application, the applicable jurisdiction and the owner of record. No Company Registered IP is involved in any interference, reissue, reexamination, inter partes review, post-

grant review, opposition, cancellation or other proceeding before a national intellectual property office (excluding conventional ex parte prosecution proceeding by or on behalf of the Company or any Subsidiary of a patent application or an application to register a trademark or copyright). All filing, examination, issuance, post registration and maintenance fees, annuities and the like associated with or required with respect to any of the Company Registered IP have been paid. The patent or registered Company Registered IP has not been abandoned, canceled or adjudicated invalid, and no pending application contained within the Company Registered IP has been abandoned. All patented or registered Company Registered IP is valid and, to the Knowledge of the Company, enforceable.
(b)    The Company or one of its Subsidiaries is the sole and exclusive owner and has all good and valid title and equitable right, title and interest in and to each items of the Owned Intellectual Property, free and clear of all Encumbrances except for Permitted Encumbrances. No item of Owned Intellectual Property is licensed by the Company or its Subsidiaries to any unaffiliated third party, except for non-exclusive licenses granted to a customer or a vendor in the Ordinary Course and as would not reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole. The Owned Intellectual Property is not subject to any outstanding order, judgment, decree or agreement adversely affecting the Company’s or any Subsidiary’s (as applicable) use thereof or rights thereto.
(c)    Except as would not reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole, the Company Intellectual Property constitutes all of the Intellectual Property used by the Company and its Subsidiaries or necessary and sufficient for the operation of the respective businesses of the Company and its Subsidiaries as currently conducted. As of the date hereof, there is no Action pending or, to the Knowledge of the Company, threatened against the Company or its Subsidiaries concerning the ownership, validity, registrability, enforceability, infringement, misappropriation or use of, or licensed right to use, any Company Intellectual Property. The Company or the Subsidiaries own, license under an enforceable written agreement or otherwise hold valid rights to use all Intellectual Property used in the operation of their respective businesses as currently conducted, except as would not reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole.
(d)    No Business Data or Owned Intellectual Property were developed, in whole or in part, (i) under any agreement with or using the resources of any Governmental Authority, academic institution or other entity that would subject any Business Data or Owned Intellectual Property to the rights of any Governmental Authority, academic institution or other entity, or (ii) under any grants or other funding arrangements with third parties.
(e)    The Company and its Subsidiaries have taken commercially reasonable steps to protect the Owned Intellectual Property and to maintain the confidentiality of all material Trade Secrets of the Company and its Subsidiaries. To the Knowledge of the Company, no current or former employee or independent contractor of the Company or any of its Subsidiaries: is in violation of any term or covenant of any agreement relating to employment, invention disclosure, invention assignment, non-disclosure or non-competition or any other agreement with any other party by virtue of such employee’s, consultant’s or contractor’s being employed by, or performing services for, the Company and its Subsidiaries or using Trade Secrets or proprietary information of others without permission. No material Trade Secrets of the Company or any of its Subsidiaries have been disclosed or authorized to be disclosed to any Person other than to employees of the Company or its Subsidiaries for use in connection with their respective businesses or pursuant to a confidentiality or non-disclosure agreement that reasonably protects the interest of the Company and its Subsidiaries, and no unauthorized disclosure of any such Trade Secrets has occurred.

(f)    Except as set forth in Section 4.14(f) of the Disclosure Schedules and except as would not be material to the Company and its Subsidiaries, none of the products or services developed, manufactured, distributed, sold or offered for sale by the Company or any of its Subsidiaries, nor the operation of the respective businesses of the Company and its Subsidiaries, has since the Lookback Date infringed, misappropriated or otherwise violated or currently infringes, misappropriates or otherwise violates any Intellectual Property of any third party. Except as set forth in Section 4.14(f) of the Disclosure Schedules, neither the Company nor any of its Subsidiaries has received since the Lookback Date any written charge, complaint, claim, demand or notice asserting that any such infringement, misappropriation or other violation has occurred. To the Knowledge of the Company, no third party has misappropriated or infringed since the Lookback Date or is currently misappropriating or infringing any material Intellectual Property owned by the Company or any of its Subsidiaries in any material respect.
(g)    Except as would not reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole, the Company or a Subsidiary, as the case may be, owns, licenses, subscribes, leases or otherwise has rights to access and use all Software, computer hardware, servers, networks, and data communication lines used in connection with the operation of the respective businesses of the Company and its Subsidiaries as currently conducted (“Information Technology Systems” ). The Company and its Subsidiaries have taken reasonable steps in accordance with industry standards designed to secure such Information Technology Systems from unauthorized access or use by any Person, and designed to ensure the continued, uninterrupted and error-free operation of such Information Technology Systems. Since the Lookback Date, there has been no material security incident, breach or ransomware attack of any Information Technology Systems, or any material unauthorized use, access, interruption, modification or corruption, of any Information Technology Systems (or any information or transactions stored or contained therein or transmitted thereby) or any Business Data.
(h)    The Company and its Subsidiaries have taken commercially reasonable measures to implement (i) data backup, (ii) disaster avoidance and recovery procedures, and (iii) business continuity procedures. The Information Technology Systems used in and material to the operation of the Company and its Subsidiaries are (x) adequate in all material respects for their intended use and for the operation of their respective businesses as currently conducted, and (y) free of all viruses, worms, Trojan horses and other known contaminants, and do not contain any bugs, errors or problems of a nature, that would materially disrupt the operation of such Information Technology Systems. Neither the Company nor any of its Subsidiaries is in material breach of any of their respective agreements relating to Information Technology Systems. Since the Lookback Date, the Company and its Subsidiaries have not been subjected to an audit of any kind in connection with any agreement pursuant to which they use any third-party Information Technology System, nor received any notice of intent to conduct any such audit.
(i)    The Company and or one of its Subsidiaries possess all source code and other materials for Software that constitutes material Owned Intellectual Property. Neither the Company nor any of its Subsidiaries has a duty or obligation (whether present, contingent, or otherwise) and is not subject to any agreement requiring the Company or such Subsidiary to disclose, deliver, license, deposit, release or otherwise make available, any source code for Software that embodies Owned Intellectual Property to any Person (other than employees, contractors and consultants working for or on behalf of the Company or such Subsidiary that have entered into written confidentiality agreements governing such Person’s receipt and use of such source code).
(j)    No Software included in the material Owned Intellectual Property includes, or any product of the Company or any of its Subsidiaries is distributed with, any other Software that is licensed to the Company or such Subsidiary pursuant to an open source, public-

source, freeware or other third party license agreement in a manner that, in each case, requires the Company or such Subsidiary to make available any proprietary source code that embodies material Owned Intellectual Property, or in a manner that requires any proprietary source code or product of the Company or such Subsidiary to be made available at no charge or licensed for the purpose of making derivative works or under terms that allow reverse engineering, reverse assembly or disassembly of any kind.
(k)    The Company and its Subsidiaries are, and since the Lookback Date have been, in compliance in all material respects with all Data Protection Requirements. Except as would not reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole, subject to Data Protection Requirements, the Company and its Subsidiaries hold all rights in and to all of the Business Data necessary and sufficient for the Company and its Subsidiaries to conduct their respective businesses as currently conducted.
(l)    Since the Lookback Date, neither the Company nor any of its Subsidiaries has been required, under Data Protection Requirements, to provide any notices to any person or entity in connection with the use, disclosure or processing of Personal Information. Except as would not reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole, neither the Company nor any its Subsidiaries has received any subpoenas, demands or other notices from any Governmental Authority investigating, inquiring into or otherwise relating to any actual or potential violation of any Data Protection Requirement. To the Knowledge of the Company, neither the Company nor any its Subsidiaries is under investigation by any Governmental Authority for any material violation of any Data Protection Requirement.
(m)    The Company and each of its Subsidiaries have taken commercially reasonable steps designed to ensure that all third-party service providers, outsourcers, processors or other third parties who process, store or otherwise handle Personal Information for or on behalf of the Company or such Subsidiary have agreed to comply with applicable Data Protection Requirements and to take reasonable steps to protect and secure Personal Information from loss, theft, misuse or unauthorized access, use, modification or disclosure.
Section 4.15    Taxes.
(a)    Except as set forth in Section 4.15(a) of the Disclosure Schedules, all material Tax Returns required to have been filed by or with respect to the Company or any of its Subsidiaries have been timely filed (taking into account any extension of time to file granted or obtained), and all such material Tax Returns have been duly and accurately prepared in all material respects. All Taxes shown to be payable on such material Tax Returns have been paid or will be timely paid before the Closing and all other material Taxes required to be paid by the Company and any of its Subsidiaries (whether or not shown on any Tax Return) have been timely paid, except for Taxes being contested in good faith by appropriate proceedings and for which adequate reserves are recorded in the Financial Statements consistent with GAAP. Except as set forth in Section 4.15(a) of the Disclosure Schedules, no deficiency for any material amount of Tax has been asserted or assessed by a Governmental Authority in writing against the Company or any of its Subsidiaries that has not been satisfied by payment, settled or withdrawn. There are no Tax liens on the assets of the Company or any of its Subsidiaries (other than Permitted Encumbrances). All Taxes not yet due and payable by the Company have been properly accrued on the books of account of the Company or the applicable Subsidiary in accordance with GAAP.
(b)    Except for agreements or arrangements entered into in the Ordinary Course, the primary purpose of which does not relate to Taxes, neither the Company nor any of its Subsidiaries is a party to any Tax allocation, Tax sharing or similar agreement or arrangement.

(c)    Neither the Company nor its Subsidiaries has been either a “distributing corporation” or a “controlled corporation” in a distribution of stock intended to qualify under Section 355 of the Code since the Lookback Date.
(d)    Neither the Company nor its Subsidiaries has entered into any closing agreement pursuant to Section 7121 of the Code, the terms of which would apply to the computation of Tax liability for any taxable period of the Company or any of its Subsidiaries beginning after the Closing Date.
(e)    Neither the Company nor its Subsidiaries has participated in any “reportable transaction” described in Section 6707A(c) of the Code and Treasury Regulation Section 1.6011-4(b)(1) or taken a position on a Tax Return that, if not sustained, would be reasonably likely to give rise to a penalty for substantial understatement of Tax under Section 6662 of the Code (or any similar provision of applicable state, local or foreign Law). No Tax rulings have been applied for (or received) that relate to the Company or any of its Subsidiaries.
(f)    Neither the Company nor any of its Subsidiaries has executed any power of attorney with respect to any Tax or Tax Returns, other than powers of attorney that are no longer in effect, or has received a ruling from any Taxing authority that will be binding on the Company or any of its Subsidiaries after the Closing Date.
(g)    There is no audit, examination, action or other Action currently pending, threatened, or ongoing with respect to the Company or any of its Subsidiaries in respect of any Tax or Tax Return, and no written notice of a currently pending or threatened audit, examination, action or other Action has been received by the Company or any of its Subsidiaries. Neither the Company nor any of its Subsidiaries is the beneficiary of any extension of time within which to file any Tax Return.
(h)    No claim has been made by any Taxing authority in writing in a jurisdiction where the Company or any of its Subsidiaries does not file Tax Returns that the Company or such Subsidiary is, or may be, subject to taxation by, or required to file any Tax Return in, that jurisdiction.
(i)    There are no outstanding agreements extending or waiving the statutory period of limitation applicable to any potential adjustment to any Tax item or any outstanding Action for the collection or assessment or reassessment of Taxes due from the Company or any of its Subsidiaries for any taxable period, and no written request for any such extension or waiver is currently pending with respect to the Company or any of its Subsidiaries, and, with respect to any taxable period for which the applicable statute of limitations is still open, neither the Company nor any of its Subsidiaries has participated in a “Tax amnesty” or similar program offered by any Taxing authority to avoid the assessment of any Tax.
(j)    None of the Company or any of its Subsidiaries (i) is or has ever been a member of an affiliated group (within the meaning of Section 1504(a) of the Code) or consolidated, combined, affiliated, unitary or similar group defined under any provision of U.S. state or local or non-U.S. Law for purposes of Taxes or Tax Returns for any taxable period (other than a group consisting entirely of the Company and/or its Subsidiaries), or (ii) has any liability for the Taxes of any other Person (other than the Company or any of its Subsidiaries) under Treasury Regulation Section 1.1502-6 (or any similar provision of any U.S. state or local or non-U.S. Law), as a transferee or successor, by agreement (other than any ordinary course Contracts that do not primarily relate to Taxes), by Law or otherwise.

(k)    Neither the Company nor any of its Subsidiaries has a “permanent establishment” in any foreign country, as defined in any applicable Tax treaty or convention between the United States of America and such foreign country.
(l)    Neither the Company nor any of its Subsidiaries will be required to include any item of income in, or exclude any item of deduction from, Taxable income for any Taxable period (or portion thereof) ending after the Closing Date as a result of any (i) change in method of accounting made prior to the Closing for a Taxable period ending on or prior the Closing Date, (ii) use prior to the Closing of an improper method of accounting for a Taxable period ending on or prior to the Closing Date, (iii) “closing agreement” as described in Section 7121 of the Code (or any similar provision of state, local, or foreign Tax Law) entered into prior to the Closing, (iv) intercompany transaction or excess loss account described in Treasury Regulations under Section 1502 of the Code (or any corresponding or similar provision of state, local, or non-U.S. income Tax Law relating to a transaction occurring prior to the Closing), (v) installment sale or open transaction disposition made prior to the Closing, (vi) prepaid amount or deferred revenue received prior to the Closing; (vii) use of the long-term contract method of accounting; or (viii) any “global intangible low-taxed income” as defined in Section 951A(a) of the Code or “subpart F income” as defined in Section 952(a) of the Code. Except as set forth in Section 4.15(l) of the Disclosure Schedules, none of the Company or any of its Subsidiaries has (i) made any election to defer any payroll Taxes or received or requested any employee retention tax credit (including by (x) accessing any U.S. federal employment Taxes, (y) claiming such credit on any IRS Form 941, or (z) requesting an advance of such credit by filing any IRS Form 7200), in each case, under the CARES Act, or (ii) deferred any “Applicable Taxes” (as defined in IRS Notice 2020-65) pursuant to IRS Notice 2020-65, 2020-38 IRB 567.
(m)    The Company and each of its Subsidiaries has (i) properly and timely withheld, collected and deposited all material Taxes that are required to be withheld, collected and deposited under applicable Law, and (ii) complied with all material related reporting and recordkeeping requirements, and (iii) properly classified all Persons who have performed services for the Company and each of its Subsidiaries as independent contractors for the purposes of Tax withholding Laws and Laws applicable to employee benefits.
(n)    The Company and LJ Ruby Holdings, LLC are, and at all times since formation have been, properly classified as a disregarded entity for U.S. federal and applicable state and local income Tax purposes. Section 4.15(n) of the Disclosure Schedules sets forth the United States federal and state income Tax classification of each of the other Subsidiaries of the Company for each period since their respective formation.
(o)    Neither the Company nor any of its Subsidiaries has any liability for Taxes imposed by Section 965 of the Code, as in effect after enactment of the Tax Cuts and Jobs Act, Pub. L. 115-97. Ruby PR, LLC (formerly known as Industrial Rubber and Mechanics, Inc., a Puerto Rico corporation), received a valid tax exemption grant under the Puerto Rico Tax Incentives Act of 1998 (the “Tax Exemption Grant”). In 2008, the Puerto Rico Department of Economic Development and Commerce renegotiated and extended the Tax Exemption Grant for an additional 15 years through June 30, 2023 (the “Grant Extension”) pursuant to the terms of Act 73 of May 28, 2008. The Grant Extension provides a 4% fixed income tax rate on income from operations covered by the Tax Exemption Grant and is effective for income Taxes beginning July 1, 2008, for real property Taxes beginning July 1, 2008 and for municipal Taxes beginning January 1, 2009. The Company has complied in all material respects with all terms and conditions of the Tax Exemption Grant.

Section 4.16    Environmental Matters.
(a)    The Company and its Subsidiaries are, and have been since the Lookback Date, in compliance in all material respects with all applicable Environmental Laws.
(b)    Since the Lookback Date, the Company and each of its Subsidiaries has obtained and are in compliance in all material respects with all material Environmental Permits. There are no Actions pending, or, to the Company’s Knowledge, threatened, that may result in the revocation, cancellation, suspension, or any adverse modification, of any material Environmental Permits.
(c)    Since the Lookback Date, none of the Seller, the Company, or any of its Subsidiaries has received any written claim, complaint, citation or other written notice (including any demand letters or requests for information), the subject matter of which is unresolved, concerning any material violation or alleged material violation of or material liability or alleged material liability under any Environmental Law.
(d)    There are no material Actions pending or, to the Company’s Knowledge, threatened against the Company or its Subsidiaries concerning compliance with or liability under any Environmental Law.
(e)    Since the Lookback Date, neither the Company nor any of its Subsidiaries, nor, to the Company’s Knowledge, any other person has Released any Hazardous Substances at any Owned Real Property or Leased Real Property or any real property formerly owned, leased, or operated by the Company or any of its Subsidiaries, in a manner that would reasonably be expected to result in material liability under Environmental Law to the Company and its Subsidiaries, taken as a whole.
(f)    To the Company’s Knowledge, there are no Hazardous Substances present in, on, under or at any Owned Real Property or Leased Real Property or any real property formerly owned, leased, or operated by the Company or any of its Subsidiaries that, since the Lookback Date, has resulted or would reasonably be expected to result in material liability under Environmental Law. The Company has made available to the Buyer complete copies of all material environmental assessments, investigations, studies, audits, tests, reviews or other similar documents, in each case in its possession, concerning liabilities of the Company under Environmental Laws and environmental conditions at any Owned Real Property or Leased Real Property.
Section 4.17    Material Contracts.
(a)    Section 4.17(a) of the Disclosure Schedules sets forth a true, correct and complete list, as of the date hereof, of all of the following Contracts of the Company and its Subsidiaries, in each case, other than purchase orders entered into in the Ordinary Course that are not otherwise described in clause (vi) below (such Contracts as described in this Section 4.17(a), together with the leases for the Leased Real Property are referred to herein as the “Material Contracts”):
(i)    any Contract under which the Company or any of its Subsidiaries is lessee of, or holds or uses, any machinery, equipment, vehicle or other tangible personal property owned by a third party and which (A) has future required scheduled payments in excess of $500,000 per annum and (B) is not terminable by the Company or any of its Subsidiaries upon notice of 90 days or less;
(ii)    any Contract with a Top Supplier;

(iii)    any Contract under which the Company or any of its Subsidiaries is a lessor or sublessor of, or makes available for use by any third party, any tangible personal property owned or leased by the Company or any of its Subsidiaries and which (A) has future required scheduled payments in excess of $500,000 per annum and (B) is not terminable by the Company or any of its Subsidiaries upon notice of 90 days or less;
(iv)    all Contracts relating to Indebtedness incurred or provided by the Company or its Subsidiaries (other than (A) endorsements for the purpose of collection in the Ordinary Course, (B) advances to employees of the Company and its Subsidiaries in the Ordinary Course which are not, individually or in the aggregate, material to the Company and its Subsidiaries or (C) Indebtedness involving amounts less than $500,000);
(v)    all (A) purchase or sale Contracts with Top Customers and (B) purchase or service orders not fully performed and not associated with any Material Contract otherwise set forth in Section 4.17(a) of the Disclosure Schedules, in each case, involving amounts in excess of $2,500,000 in the 12 months ended December 31, 2020 or reasonably expected to involve amounts in excess of $2,500,000 in the 12-month period ending December 31, 2021;
(vi)    all Contracts (including purchase orders) restricting the Company or any of its Subsidiaries from freely engaging in any line of business or with any Person or in any geographic area or during any period of time, or that restricts the right of the Company or its Subsidiaries to sell to or purchase from any Person, or that restricts the hiring any Person;
(vii)    any Contracts with a Governmental Authority that (A) has future required scheduled payments in excess of $500,000 per annum and (B) is not terminable by the Company or any of its Subsidiaries upon notice of 90 days or less;
(viii)    (A) all partnership agreements and joint venture agreements relating to the Company or any of its Subsidiaries and (B) all Contracts relating to a completed acquisition or disposition of a business (whether by merger, sale of stock, sale of assets or otherwise) that has material ongoing obligations;
(ix)    all Contracts that grant any Person a right of first refusal, right of first offer, “most favored nation” status, special discount rights or similar preferential rights to purchase or acquire any material right, asset or property of the Company or any of its Subsidiaries;
(x)    all Contracts relating to settlement of any Action or Governmental Order (A) with payments in excess of $500,000 or (B) that contains ongoing material non-monetary obligations, prohibitions or restrictions binding the Company or any of its Subsidiaries;
(xi)    any agreement or commitment by the Company or any of its Subsidiaries to make a capital expenditure or to purchase a capital asset requiring payments in excess of $250,000;
(xii)    any collective bargaining agreement or other Contract with any labor union;
(xiii)    any written Contract for the employment or engagement of any individual on a full-time, part-time, or consulting basis and providing for annual base cash compensation in excess of $150,000 or for severance or similar payments upon termination of employment;

(xiv)    any agreement providing for a grant by the Company or any of its Subsidiaries of any exclusive dealing, marketing, sales representative relationship, franchising consignment or distribution right, or any similar exclusivity provision, to any third party.
(xv)    any agreement pursuant to which any the Company or any of its Subsidiaries is a licensee of or is otherwise granted by a third party any rights to use any Intellectual Property, excluding (A) non-disclosure agreements and (B) non-exclusive licenses relating to off-the-shelf software with an aggregate license fee of less than $250,000 per annum that is generally commercially available;
(xvi)    any agreement pursuant to which the Company or any of its Subsidiaries is a licensor or otherwise grants to a third party any rights to use any material Owned Intellectual Property, excluding (A) non-exclusive licenses granted by the Company or any of its Subsidiaries to customers or in the Ordinary Course, and (B) non-disclosure agreements;
(xvii)    any agreement for the development or co-development of material Owned Intellectual Property for the benefit of the Company or any of its Subsidiaries (excluding agreements with independent contractors on the Company or any of its Subsidiaries’ form for such agreement (or substantially similar form), provided that such form agreements oblige each independent contractor to protect the confidentiality of the Company or any of its Subsidiaries’ trade secrets and confidential information and assign to the Company or one of its Subsidiaries ownership of any developed Intellectual Property); and
(xviii)    any other Contract not included in the foregoing clauses of Section 4.17(a) which (A) has required future scheduled payments (absent a material breach thereof) to or by the Company or any of its Subsidiaries in excess of $500,000 per annum and (B) is not terminable by the Company or any of its Subsidiaries upon notice of 90 days of less.
(b)    Each Material Contract is a legal, valid, binding and enforceable agreement, is in full force and effect, and will continue to be in full force and effect on identical terms immediately following the Closing (except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance and similar Laws relating to or affecting creditors’ rights and remedies generally, or by general equity principles). The Company and, to the Knowledge of the Company, each of the other parties thereto, have performed in all material respects all obligations required to be performed by them under, and are not in material breach or violation of or in material default under, any Material Contract. Neither the Company nor any Subsidiary of the Company has received any written claim of any such breach, violation or default of a Material Contract. The Company has made available to the Buyer true, correct and complete copies of all Material Contracts, including any amendments thereto.
(c)    With respect to each Contract with a Governmental Authority to which the Company or a Subsidiary of the Company is a party, since the Lookback Date, and except as would not reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole: (i) the Company and its Subsidiaries have complied with all material terms and conditions of such Contract, including all clauses, provisions and requirements incorporated expressly by reference or by operation of Law therein; (ii) neither the U.S. Government nor any prime contractor, subcontractor or other Person has notified the Company or its Subsidiaries in writing of any breach or violation of any Law, certification, representation, clause, provision or requirement pertaining to such Contract; (iii) the Company and its Subsidiaries have not been notified by the U.S. Government, any prime contractor, subcontractor or any other Person that any such Contract has been terminated for any reason; (iv) to the Knowledge of the Company, no money due to the Company or a Subsidiary of the Company pertaining to such Contract or has been withheld or offset nor has any claim been made in writing to withhold or offset money; and (v) neither the Company nor its Subsidiaries nor any of the their respective principals as that term is defined in Federal Acquisition Regulation § 52.209-5 has been suspended or debarred from doing business with the U.S. Government, has been proposed for suspension or debarment, or has been the subject of a finding of non-responsibility or ineligibility for contracting with a Governmental Authority.
Section 4.18    Related Party Transactions.
(a)    Except as set forth in Section 4.18 of the Disclosure Schedules, no Littlejohn Person has any (i) material interest in any property used in the Business, (ii) material claim or right against the Company or any of its Subsidiaries or (iii) direct or indirect material interest in any transaction with the Company or its Subsidiaries, except, in each case, for arms’ length ordinary course transactions with portfolio companies of the Littlejohn Persons.
(b)    There are no outstanding notes payable to, accounts receivable from or advances by the Company or any of its Subsidiaries to, and neither the Company nor any of its Subsidiaries is otherwise a debtor or creditor of, or has any liability or other obligation of any nature to, any Littlejohn Person or any of their respective Affiliates that will survive the Closing, except, in each case, for arms’ length ordinary course transactions with portfolio companies of the Littlejohn Persons.
(c)    For purposes of this Agreement, “Littlejohn Person” means (i) Littlejohn Fund V, L.P., Littlejohn Fund VI, L.P., Littlejohn Fund V-A, L.P., Littlejohn Fund VI-A, L.P., their respective general partners, any investment partnership formed by or on behalf of the entity that controls such general partner (any of the foregoing Persons, a “Littlejohn Fund”), and (ii) any entity that controls the general partner of a Littlejohn Fund or any of the officers or directors or controlling equityholders of such entity.
Section 4.19    Customers and Suppliers.
(a)    Section 4.19(a) of the Disclosure Schedules sets forth a true, correct and complete list of (i) the names of the 10 largest customers of the Company and its Subsidiaries (on a consolidated basis) by dollar volume of net billings during (A) the fiscal year ended December 31, 2020 and (B) the ten month period ended October 31, 2021 (each, a “Top Customer” ), (ii) the amount that each such Top Customer was invoiced during such period and (iii) the percentage of the consolidated total sales of the Company and its Subsidiaries represented by sales to each such Top Customer during such period. In the 12 month period immediately preceding the date of this Agreement, none of the Seller, the Company or any Subsidiary of the Company has received any written notice from any Top Customer that such Top Customer has ceased or substantially reduced, or will cease or substantially reduce, use of products or services of the Company or its Subsidiaries.
(b)    Section 4.19(b) of the Disclosure Schedules sets forth a true, correct and complete list of (i) the names of the 10 largest suppliers of the Company and its Subsidiaries, measured by amounts paid by the Company or its Subsidiaries to such suppliers during (A) the fiscal year ended December 31, 2020 and (B) the ten month period ended October 31, 2021 (each, a “Top Supplier” ), (ii) the amount that each such Top Supplier invoiced the Company and its Subsidiaries during such period and (iii) the percentage of total supplier spend of the Company and its Subsidiaries represented by each such Top Supplier during such period. In the 12 month period immediately preceding the date of this Agreement, none of the Seller, the Company or any Subsidiary of the Company has received any written notice from any Top Supplier that such Top Supplier intends to materially reduce its business with, or cease doing business with, the Company and its Subsidiaries.

Section 4.20    International Trade; Anticorruption Matters.
(a)    The Company and its Subsidiaries are (and have been at all times since the Lookback Date) in compliance in all material respects with all Laws regarding (i) participation in unsanctioned foreign boycotts, (ii) the import and export of goods, equipment, materials, software, technology and services and (iii) Anti-Corruption Laws.
(b)    Since the Lookback Date, neither the Company nor any of its Subsidiaries (i) has been or is designated on any Governmental List, (ii) has participated in any transaction involving the Listed Persons or any country that is subject to U.S. sanctions administered by OFAC, (iii) is located, organized or resident in, or directly or indirectly 50% or more owned by, or otherwise controlled by (A) any Listed Person or (B) any Restricted Country, (iv) has directly or indirectly provided any financing to or for the benefit of any Blocked Person or has directly or indirectly conducted any transaction or engaged in any dealings with or for the benefit of any Blocked Person, (v) has imported, exported (including deemed exportation) or re-exported, directly or indirectly, any goods, technology or services from China or the Schengen Area of Europe in violation in any material respect of any applicable Customs and International Trade Laws or Laws with respect to export control or economic sanctions or (vi) has participated in any export, re-export or similar transaction that is prohibited by Laws that prohibit support for international terrorism and nuclear, chemical or biological weapons proliferation.
(c)    Since the Lookback Date, neither the Company nor any of its Subsidiaries nor, to the Knowledge of the Company, any of their respective directors, executives, employees, agents or representatives acting in their capacity on behalf of the Company or any of its Subsidiaries, (i) has used any corporate funds for any illegal contributions, gifts, entertainment or other unlawful expenses relating to political activity, (ii) has used any corporate funds for any unlawful payments to any foreign or domestic governmental officials or employees or any employees of a foreign or domestic government-owned entity, (iii) has made, offered, authorized or promised any payment, rebate, payoff, influence payment, contribution, gift, bribe, rebate, kickback, or any other thing of value to any government official or employee, political party or official, or candidate, regardless of form, to obtain favorable treatment in obtaining or retaining business or to pay for favorable treatment already secured, in each case, in violation of applicable Law, or (iv) has made any bribe, unlawful rebate, payoff, influence payment, kickback or other similar unlawful payment of any nature.
Section 4.21    Product Warranties; Product Liability.
(a)    Except as set forth in Section 4.21(a) of the Disclosure Schedules (and except for other liabilities for which and to the extent there is a specific reserve reflected in the Balance Sheet), there are no Actions involving in excess of $250,000 outstanding, pending or, to the Knowledge of the Company, threatened, for breach of any guarantee or warranty relating to any products sold, manufactured, distributed or delivered by the Company or any of its Subsidiaries since the Lookback Date.
(b)    Except as set forth in Section 4.21(b) of the Disclosure Schedules (and except for other liabilities for which there is a specific reserve reflected in the Balance Sheet), there are no material claims outstanding, pending, or, to the Knowledge of the Company, threatened and that the Company or any of its Subsidiaries has any material liability arising out of or relating to any personal injury to individuals or damage to property as a result of the ownership, possession or use of any products sold, manufactured, distributed or delivered by the Company or its Subsidiaries.
Section 4.22    Receivables. All accounts receivables (other than receivables collected since the Balance Sheet Date) reflected on the Balance Sheet represent bona fide arm’s length transactions entered in the Ordinary Course. To the Company’s Knowledge, such accounts receivables are collectible in the Ordinary Course, subject to normal and customary trade discounts, less any reserves for doubtful accounts recorded on the Balance Sheet. There is no pending Action involving in excess of $500,000 with respect to the amount or validity of any amount of any such receivable.
Section 4.23    Brokers. Except as set forth in Section 4.23 of the Disclosure Schedules, no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated hereby based upon arrangements made by or on behalf of the Company.
Section 4.24    Transition Services. Prior to the date hereof, the Transition Services Agreement, dated as of August 26, 2019, by and among Kaman Corporation, LJ KAI Blocker, Inc., LJ KFP Blocker, Inc. and LJ KIT Blocker, Inc. and Kaman Industrial Technologies Corporation (the “TSA” ) has been terminated in accordance with its terms and is of no further force or effect. No party to the TSA is currently providing any services thereunder. The Seller, the Company, the applicable Subsidiaries of the Company and their respective Affiliates have timely paid in full, as and when due, all amounts due and owing under the TSA, and such parties have no further material obligations or liabilities under the TSA.
Section 4.25    No Other Representations or Warranties. The Company acknowledges and agrees that neither the Buyer nor any of their Affiliates or Representatives is making any representation or warranty of any kind or nature whatsoever, oral or written, express or implied, except as expressly set forth in ARTICLE V hereof, and the Buyer hereby disclaims any such other representations or warranties.
ARTICLE V
REPRESENTATIONS AND WARRANTIES OF THE BUYER AND PARENT
The Buyer and the Parent hereby represent and warrant to the Seller and the Company as follows:
Section 5.1    Organization. The Buyer is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware and has all necessary corporate power and authority to own, lease and operate its properties and to carry on its business as it is now being conducted. The Parent is a corporation duly organized, validly existing and in good standing under the Laws of the State of Georgia and has all necessary corporate power and authority to own, lease and operate its properties and to carry on its business as it is now being conducted.
Section 5.2    Authority. Each of the Buyer and the Parent has the corporate power and authority to execute and deliver this Agreement and each other Transaction Document to which it is or will be a party, and to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance by each of the Buyer and the Parent of this Agreement and each other Transaction Document to which it is or will be a party, and the consummation by each of the Buyer and the Parent of the transactions contemplated hereby and thereby have been duly and validly authorized by all necessary corporate action. No other corporate proceedings on the part of the Buyer or the Parent are necessary to authorize the execution, delivery or performance of this Agreement or any other Transaction Document or to consummate the transactions contemplated hereby or thereby. This Agreement has been duly executed and delivered by each of the Buyer and the Parent and each other Transaction Document to which the Buyer or the Parent is or will be a party is or will be duly executed and delivered by the Buyer or the Parent (as applicable)

and, assuming due execution and delivery by each of the other parties hereto, each will constitute the legal, valid and binding obligation of the Buyer and the Parent, enforceable against the Buyer and the Parent in accordance with its terms, except as enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar Laws affecting creditors’ rights generally and by general principles of equity.
Section 5.3    No Conflict; Required Filings and Consents.
(a)    The execution, delivery and performance by each of the Buyer and the Parent of this Agreement and each other Transaction Document to which it is or will be a party and the consummation of the transactions contemplated hereby and thereby, do not and will not (i) conflict with or violate the Organizational Documents of the Buyer or the Parent; (ii) conflict with or violate any Law applicable to the Buyer or the Parent or by which any property or asset of the Buyer or the Parent is bound or affected; or (iii) conflict with, result in any breach of, constitute a default (or an event that, with notice or lapse of time or both, would become a default) under, or require any consent of any Person pursuant to, any material Contracts to which the Buyer is a party, except, in the case of clause (ii) or (iii), for any such conflicts, violations, breaches, defaults or other occurrences that would not reasonably be expected to materially impede the Buyer’s ability to consummate the transactions contemplated by this Agreement and the other Transaction Documents.
(b)    Neither the Buyer nor the Parent is not required to file, seek or obtain any notice, authorization, approval, order, permit or consent of or with any Governmental Authority in connection with the execution, delivery and performance by the Buyer or the Parent of this Agreement or the consummation of the transactions contemplated hereby, except (i) for any filings required to be made under the HSR Act; or (ii) for such filings as may be required by any applicable federal or state securities or “blue sky” Laws.
Section 5.4    Investment Intent. The Buyer is acquiring the Interests for its own account for investment purposes only and not with a view to any public distribution thereof or with any intention of selling, distributing or otherwise disposing of the Interests in a manner that would violate the registration requirements of the Securities Act of 1933, as amended (the “Securities Act”). The Buyer agrees that the Interests may not be sold, transferred, offered for sale, pledged, hypothecated or otherwise disposed of without registration under the Securities Act and any applicable state securities Laws, except pursuant to an exemption from such registration under the Securities Act and such Laws. The Buyer is able to bear the economic risk of holding the Interests for an indefinite period (including total loss of its investment), and (either alone or together with its Representatives) has sufficient knowledge and experience in financial and business matters so as to be capable of evaluating the merits and risk of its investment.
Section 5.5    Solvency. Immediately after giving effect to the transactions contemplated by this Agreement and the other Transaction Documents, the Company and each of its Subsidiaries will (a) be able to pay their respective debts (including a reasonable estimate of the amount of all contingent liabilities) and (b) have adequate capital to carry on their respective businesses. No transfer of property is being made and no obligation is being incurred in connection with the transactions contemplated by this Agreement or the other Transaction Documents with the intent to hinder, delay or defraud either present or future creditors of the Company and/or its Subsidiaries.
Section 5.6    Litigation. There is no Action pending or, to the knowledge of the Buyer, threatened against or involving the Buyer which questions the validity of this Agreement or seeks to prohibit, enjoin or otherwise challenge the Buyer’s ability to consummate the transactions contemplated by this Agreement.

Section 5.7    Due Diligence Review.
(a)    The Buyer (on behalf of itself and any of its Affiliates) acknowledges that: (i) it is a sophisticated purchaser and has completed to its satisfaction its own due diligence review with respect to the Company and it is entering into the transactions contemplated by this Agreement based on such investigation and, except for the specific representations and warranties made by the Seller and the Company in ARTICLE III and ARTICLE IV hereof, it is not relying upon any representation or warranty of the Seller, the Company or any Affiliate thereof or any equityholder, officer, director, employee, agent or advisor, nor upon the completeness or accuracy of any information, record, projection or statement made available or given to the Buyer in the performance of such investigation (or any omission therefrom) (it being understood and agreed that none of the Buyer or any of its Affiliates is relying on anything other than the specific representations and warranties made by the Seller or the Company in ARTICLE III and ARTICLE IV hereof), (ii) it has had access to its full satisfaction to the Company and their respective books and records, contracts, agreements and documents, and employees, agents and representatives, and (iii) it has had such opportunity to seek accounting, legal, tax or other advice or information in connection with its entry into this Agreement.
(b)    Neither the Seller, the Company nor any of their Affiliates or Representatives has made any representation or warranty, express or implied, as to the accuracy or completeness of any information concerning the Seller, the Company or any of its Subsidiaries contained herein or made available in connection with the Buyer’s investigation of the Company, except as expressly set forth in ARTICLE III and ARTICLE IV, and the Seller, the Company and its Affiliates and Representatives expressly disclaim any and all liability that may be based on such information or errors therein or omissions therefrom. Neither the Seller, the Company nor any of its Affiliates or Representatives shall have any liability to the Buyer or any of its Affiliates or Representatives resulting from the use of, or any reliance on, any information, documents or materials made available to the Buyer, whether orally or in writing, in any confidential information memoranda, “data rooms,” management presentations, due diligence discussions or in any other form in expectation of the transactions contemplated by this Agreement. Neither the Seller, the Company nor any of their Affiliates or Representatives is making or has made, directly or indirectly, any representation or warranty or statement (including by omission) with respect to the accuracy or completeness of any such information, documents or materials made available to (or otherwise acquired by) the Buyer or any of its Affiliates or Representatives (including any estimates, projections or forecasts involving the Company and its Subsidiaries). The Buyer acknowledges that there are inherent uncertainties in attempting to make such estimates, projections and forecasts and that it takes full responsibility for making its own evaluation of the adequacy and accuracy of any such estimates, projections or forecasts (including the reasonableness of the assumptions underlying any such estimates, projections and forecasts). The Buyer acknowledges that, should the Closing occur, the Buyer shall acquire the Company and its Subsidiaries on an “as is” and “where is” basis, except as otherwise expressly and specifically set forth in ARTICLE IV (as modified by the Disclosure Schedules).
Section 5.8    Brokers. Except as set forth in Section 5.8 of the Disclosure Schedules, the fees, commissions and expenses of which will be paid by the Buyer or the Parent, no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated hereby based upon arrangements made by or on behalf of the Buyer, the Parent or any of their respective Affiliates.
Section 5.9    Financing(a)    . The Buyer has, and shall have at the Closing, sufficient funds to permit the Buyer to consummate the transactions contemplated by this Agreement and the Transaction Documents, and to pay the amounts due under ARTICLE II and all related fees and expenses. The Buyer has provided the Company with accurate and complete copies of materials satisfactory to the Company evidencing the Buyer’s possession of sufficient funds for the transactions contemplated by this Agreement. Notwithstanding anything to the contrary contained herein, the Buyer acknowledges and agrees that its obligations to effect the transactions contemplated by this Agreement are not contingent on the ability to obtain any third-party financing.
ARTICLE VI
COVENANTS
Section 6.1    Conduct of Business Prior to Closing. Except (x) as expressly permitted by this Agreement, (y) as set forth in Section 6.1 of the Disclosure Schedules or (z) as required by applicable Law or for commercially reasonable actions taken in response to any Public Health Measures; (provided, that the Company shall provide the Buyer with reasonable notice of actions taken in response to Public Health Measures to the extent reasonably practicable), between the date of this Agreement and the earlier of the Closing Date and the termination of this Agreement in accordance with its terms, unless the Buyer shall otherwise provide its prior written consent (which consent shall not be unreasonably withheld, conditioned or delayed), the Company and its Subsidiaries shall, and the Seller shall cause the Company and its Subsidiaries to, operate the Business in the Ordinary Course in all material respects and use their respective commercially reasonable efforts to preserve intact the Company’s and its Subsidiaries’ present business organization and to preserve the present commercial relationships with key Persons (including employees, customers and suppliers) with whom they do business; provided, however, that no action by the Seller, the Company or its Subsidiaries with respect to matters specifically addressed by any provision of Section 6.1(a) through Section 6.1(u) shall be deemed a breach of this sentence unless such action constitutes a breach of such provision of Section 6.1(a) through Section 6.1(u). Without limiting the generality of the foregoing, except (x) as expressly permitted by this Agreement, (y) set forth in Section 6.1 of the Disclosure Schedules or (z) as required by applicable Law or for commercially reasonable actions taken in response to any Public Health Measures (provided, that the Company shall provide the Buyer with reasonable notice of actions taken in response to Public Health Measures to the extent reasonably practicable), between the date of this Agreement and the earlier of the Closing Date and the termination of this Agreement in accordance with its terms, unless the Buyer shall otherwise provide its prior written consent (which consent shall not be unreasonably withheld, conditioned or delayed), neither the Company nor any of its Subsidiaries will (and the Seller will cause the Company and its Subsidiaries not to):
(a)    amend its Organizational Documents (whether by merger, consolidation or otherwise);
(b)    issue, deliver or sell (or authorize for issuance, delivery or sale) any equity interests of the Company or any of its Subsidiaries, or any options, warrants, convertible securities or other rights of any kind to acquire any equity interests of the Company or any of its Subsidiaries;
(c)    declare, set aside, make or pay any non-cash dividends or other distributions (whether in equity interests, property or any combination of the foregoing) with respect to any of its interest or capital stock, except for dividends, distributions or other payments by any direct or indirect wholly owned Subsidiary of the Company to the Company or any other wholly owned Subsidiary of the Company;
(d)    reclassify, combine, split, subdivide or redeem, or purchase or otherwise acquire, directly or indirectly, any of its interest or capital stock or make any other change with respect to its capital structure;

(e)    acquire (by merger, consolidation, acquisition of equity or assets or otherwise), directly or indirectly, any corporation, partnership, limited liability company, other business organization or division thereof or any material assets or properties other than the acquisition of supplies, inventory, equipment or other assets in the Ordinary Course;
(f)    transfer, assign or sell any material assets of the Company and its Subsidiaries, except (x) in the Ordinary Course or (y) sales of inventory or obsolete assets;
(g)    except for the transactions contemplated by this Agreement, adopt a plan of complete or partial liquidation, dissolution, merger, consolidation or recapitalization of the Company;
(h)    create, incur, assume or become responsible for any Indebtedness for borrowed money or issue any debt securities in excess of $1,000,000 in the aggregate, other than any borrowings under the Company’s or its Subsidiaries’ existing credit facilities not to exceed $5,000,000 in the aggregate;
(i)    make any loans, advances or capital contributions to, or investments in, any other Person, other than (x) in the Ordinary Course (including to employees for business expenses) or (y) transactions involving the Company and its Subsidiaries;
(j)    amend, modify or terminate any Material Contract, in each case, (x) except in the Ordinary Course or (y) other than a termination of a Material Contract in accordance with its natural expiration; provided, that, in no event will the Company or any Subsidiary of the Company enter into any Contract that limits or otherwise restricts in any material respect the Ordinary Course operations of the Business, the Company or its Subsidiaries;
(k)    incur, authorize, or make any commitment with respect to, any capital expenditures in excess of $250,000 individually or $750,000 in the aggregate, other than capital expenditures set forth in the Company’s and its Subsidiaries’ capital expenditure budget made available to the Buyer;
(l)    (i) grant or announce any increase in the base salary or wage rate, bonuses or other benefits payable by the Company or any of its Subsidiaries to any of their directors, officers or other employees or independent contractors whose base salary is in excess of $150,000; (ii) grant any current or former employee, officer, director or individual independent contractor of the Company or any of its Subsidiaries any increase in severance or termination pay; (iii) enter into any severance or termination agreement with any current or former employee, officer, director or individual independent contractor of the Company or any of its Subsidiaries; (iv) establish, adopt, enter into or amend in any material respect any Employee Plan; or (v) take any action to accelerate any rights or benefits under any Employee Plan or otherwise, except, in the case of the foregoing clauses (i), (ii), (iii), (iv) and (v), (1) as required by Law, (2) pursuant to Employee Plans existing on the date hereof and made available to the Buyer, (3) any bonuses or other compensation so long as such amounts are included as Transaction Expenses hereunder and the Seller or the Company have provided notice of such bonuses or other compensation to the Buyer prior to the Closing, or (4) in the Ordinary Course;
(m)    implement any employee layoffs, reductions in force, furloughs, early retirement programs, or other voluntary or involuntary employment termination programs, other than individual employee terminations in the Ordinary Course and terminations for cause;
(n)    institute, settle or offer or propose to settle any Action involving or against the Company or any Subsidiary that would reasonably be expected to (i) require monetary payments by the Company or its Subsidiaries in excess of $500,000 or (ii) impose material non-monetary obligations on the Company or its Subsidiaries;
(o)    permit the lapse of any policy of insurance set forth in Section 4.12 of the Disclosure Schedules, except where a substantially similar replacement policy is in effect;
(p)    enter into any Contract with any Littlejohn Person;
(q)    accelerate the collection of or discount any accounts receivable, delay the payment of accounts payable or defer expenses, reduce inventories or otherwise increase cash on hand, except in the Ordinary Course;
(r)    make any change in any method of accounting or accounting practice or policy, except as required by applicable Law or GAAP;
(s)    transfer, assign, lease, sell or license (other than any non-exclusive license of Intellectual Property granted by the Company or any of its Subsidiaries to customers or vendors in the Ordinary Course) any material Owned Intellectual Property or abandon, let lapse or expire (other than expiration in accordance with the maximum statutory term) any Company Registered IP, in each case, except in the Ordinary Course;
(t)    unless done in the Ordinary Course: (i) make, change or rescind any election relating to Taxes; (ii) settle or compromise any claim, controversy or Action relating to Taxes; (iii) except as required by applicable Law, make any change to (or make a request to any Taxing authority to change) any of its methods, policies or practices of Tax accounting or methods of reporting income or deductions for Tax purposes; (iv) amend, refile or otherwise revise any previously filed Tax Return, or forgo the right to any amount of refund or rebate of a previously paid Tax; (v) enter into or terminate any agreements with a Taxing authority; (vi) prepare any Tax Return in a manner inconsistent with past practices; (vii) consent to an extension or waiver of the statutory limitation period applicable to a claim or assessment in respect of Taxes; (viii) enter into a Tax allocation agreement, Tax sharing agreement or Tax indemnity agreement; (ix) grant any power of attorney relating to Tax matters; or (x) request a ruling from any Governmental Authority with respect to Taxes; or
(u)    announce an intention, enter into any agreement, or otherwise make a commitment to do any of the foregoing.
Notwithstanding anything to the contrary contained herein, (A) the Company and its Subsidiaries may use Cash to pay any Transaction Expenses or Indebtedness prior to Closing, for distributions or dividends or for any other purpose and (B) nothing contained in this Agreement (x) will give the Buyer, directly or indirectly, rights to control or direct the Business or operations of the Company and its Subsidiaries prior to the Closing, (y) shall operate to prevent or restrict any act or omission by the Company or any of its Subsidiaries the taking of which is required by applicable Law or (z) shall prevent the Company or any its Subsidiaries from taking or failing to take any action (including the establishment of any policy, procedure or protocol) required to be taken pursuant to, or otherwise taken in a commercially reasonable manner in response to any Public Health Measures that would otherwise potentially be deemed to violate or breach any representation, warranty or covenant contained in this Agreement, or potentially serve as a basis for the Buyer to terminate this Agreement or assert that any of the conditions to the Closing contained herein have not been satisfied, and no consent of the Buyer shall be required to the extent that such action is taken, or omitted to be taken, by the Company or any of its Subsidiaries; provided, that the Company shall provide the Buyer with reasonable notice of actions taken pursuant to the foregoing clause (z).

Section 6.2    Covenants Regarding Information.
(a)    From the date hereof until the Closing Date, upon reasonable notice, the Company and its Subsidiaries shall afford the Buyer and its Representatives reasonable access to the Representatives, properties, offices, plants and other facilities, books and records of the Company and its Subsidiaries, and shall furnish the Buyer with such financial, operating and other data and information as the Buyer may reasonably request; provided, however, that (x) any such access or furnishing of information shall be conducted at the Buyer’s expense, during normal business hours, under the supervision of the Company’s personnel and in such a manner as not to unduly interfere with the normal operations of the Company and its Subsidiaries and (y) none of the Buyer or any of its Affiliates shall, directly or indirectly, conduct or cause any invasive sampling or testing with respect to the Leased Real Property without the prior written consent of the Company in its sole discretion. Notwithstanding anything to the contrary in this Agreement, neither the Company nor any of its Subsidiaries shall be required to disclose any information to the Buyer or its Representatives if, in the good faith reasonable judgment of the Company, the Company determines that (i) such disclosure would jeopardize any attorney-client or other legal privilege, (ii) such disclosure would contravene any applicable Laws, fiduciary duty or binding agreement entered into prior to the date hereof, (iii) such information is pertinent to any litigation in which the Company or any of its Affiliates, on the one hand, and the Buyer or any of its Affiliates, on the other hand, are adverse parties, or (iv) such information should not be disclosed due to its competitively sensitive nature (provided, in the case of the foregoing clauses (i) and (ii), the Company shall use commercially reasonable efforts to make such disclosure in a manner that would not jeopardize such privilege or contravene any such Law, fiduciary duty or binding agreement).
(b)    For a period of seven years after the Closing, the Buyer shall (i) retain the books and records relating to the Company and its Subsidiaries relating to periods prior to the Closing and (ii) except to the extent related to a dispute under this Agreement or the other Transaction Documents, afford the Seller and the Representatives of the Seller reasonable access (including the right to make, at the Seller’s expense, photocopies), during normal business hours, under the supervision of the Buyer’s personnel and in such a manner as not to unduly interfere with the normal operations of the Buyer and its Subsidiaries, to such books and records; provided, however, that the Buyer shall notify the Seller in writing at least 30 days in advance of destroying any such books and records prior to the seventh anniversary of the Closing Date in order to provide the Seller the opportunity to copy such books and records in accordance with this Section 6.2.
Section 6.3    Public Announcements. The Seller and the Buyer shall consult with each other before issuing, and provide each other the opportunity to review and comment upon, any press release or other public statement with respect to the transactions contemplated hereby, and shall not issue any such press release or make any such public statement prior to such consultation, except as may be required by applicable Law or in any disclosure made to such party’s equityholders, Affiliates or limited partners.
Section 6.4    Employee Obligations.
(a)    For a period commencing upon the Closing Date and continuing through the first anniversary of the Closing Date, the Buyer shall, or shall cause its Subsidiaries to, provide to each employee of the Company or its Subsidiary who continues to be employed by the Company or its Subsidiary following the Closing Date (the “Continuing Employees”) subject to the Continuing Employee’s continued employment (i) annual base salary or base rate of pay, and annual cash incentive compensation opportunity (other than compensation related to equity-based compensation, change of control and retention benefits or special payments) that, in the case of each Continuing Employee, is not less favorable in the aggregate than, and is materially consistent in composition to, that received by such Continuing Employee immediately prior to the Closing Date, and (ii) employee benefits that are substantially comparable in the aggregate to the benefits (other than equity-based compensation, change of control, retention, non-qualified deferred compensation, defined benefit pension, retiree welfare and special benefits or payments) provided to such Continuing Employee immediately prior to the Closing Date under the Employee Plans.
(b)    The Buyer shall, or shall cause its Subsidiaries to, for all purposes under the currently effective employee benefit plans of the Buyer, the Company or any of their Subsidiaries under which a Continuing Employees may be eligible to participate, credit such Continuing Employee with his or her years of service with the Company and its Affiliates before the Closing Date, to the same extent as such Continuing Employee was entitled, before the Closing Date, to credit for such service under the corresponding Employee Plan, except (i) for purposes of benefit accruals; (ii) for any purpose where service credit for the applicable period is not provided to participants generally; and (iii) to the extent such credit would result in a duplication of accrual of benefits.
(c)    If specifically requested by Buyer no later than 10 days prior to the Closing Date, effective no later than one day before the Closing Date, the Company shall terminate any Employee Plan which includes a cash or deferred arrangement under Section 401(k) of the Code, and any other Employee Plan effective immediately before the Closing, which the Buyer has requested to be terminated by providing written notice to the Company at least 10 days prior to the Closing Date. The Company shall provide to the Buyer copies of the corporate actions effecting the termination(s) at least three Business Days before their adoption for the Buyer’s reasonable review and comment.
(d)    Nothing in this Section 6.4 or elsewhere in this Agreement is intended nor shall be construed to (i) establish, amend, or modify any benefit plan, program, agreement or arrangement nor shall any provision of this Agreement be deemed to be the adoption of, or an amendment to, any employee benefit plan of the Buyer or its Affiliates or otherwise limit the right of the Buyer or its Affiliates (including the Company and its Subsidiaries after the Closing Date) to amend, modify or terminate any such benefit plan; (ii) create a right in any Continuing Employee to employment with the Buyer, the Company or their Affiliates; or (iii) create any third-party beneficiary rights in any Continuing Employee, any beneficiary or dependent thereof, with respect to the compensation, terms and conditions of employment and/or benefits that may be provided to any Continuing Employee by the Buyer or the Company or their Affiliates or under any benefit plan which the Buyer, the Company or their Affiliates may maintain.
(e)    For a period of two years following the Closing, the Seller shall not, and shall cause the Littlejohn Persons and the Seller’s controlled Affiliates not to, directly or indirectly, through any Person, Contractual arrangement or otherwise, solicit, recruit or hire for employment any executive management-level employees set forth in Section 6.4(e) of the Disclosure Schedules (the “Restricted Employees”); provided, that the foregoing shall not prohibit (i) a general solicitation to the public of general advertising or similar methods of solicitation by search firms not specifically directed at a Restricted Employee, (ii) the Seller, the Littlejohn Persons or the Seller’s controlled Affiliates from soliciting, recruiting or hiring any Restricted Employee who (A) has voluntarily ceased to be employed or retained by the Buyer, the Company or its Subsidiaries or any of their respective Affiliates for at least 6 months, or (B) has been terminated and ceased to be employed or retained by the Buyer, the Company or its Subsidiaries or any of their respective Affiliates or (iii) any portfolio company of the Littlejohn Persons from general solicitations or recruitment (and hiring resulting therefrom), so long as none of the Seller, the Littlejohn persons or the Seller’s controlled Affiliates has, directly or indirectly, directed, caused, instructed or encouraged the portfolio company or any of its officers to solicit, recruit or hire such Restricted Employee. The Seller acknowledges that the covenants of the Seller set forth in this Section 6.4(e) are an essential element of this Agreement and that any breach by the Seller, the Littlejohn Persons or the Seller’s controlled Affiliates of any provision of this Section 6.4(e) could result in irreparable injury to the Buyer. The Seller acknowledges that in the event of such a breach, in addition to all other remedies available at Law, the Buyer shall be entitled to equitable relief, including injunctive relief, and an equitable accounting of all earnings, profits or other benefits arising therefrom, as well as such other damages as may be appropriate. The Seller has independently consulted with its counsel and after such consultation agrees that the covenants set forth in this Section 6.4(e) are reasonable and proper to protect the legitimate interest of the Buyer. If a court of competent jurisdiction determines that the character or duration of the provisions of this Section 6.4(e) are unreasonable, it is the intention and the agreement of the parties that these provisions shall be construed by the court in such a manner as to impose only those restrictions on the party’s conduct that are reasonable in light of the circumstances and as are necessary to assure to the Buyer the benefits of this Agreement. If, in any judicial proceeding, a court shall refuse to enforce all of the separate covenants of this Section 6.4(e) because taken together they are more extensive than necessary to assure to the Buyer the intended benefits of this Agreement, it is expressly understood and agreed by the parties that the provisions hereof that, if eliminated, would permit the remaining separate provisions to be enforced in such proceeding, shall be deemed eliminated, for the purposes of such proceeding, from this Agreement.
Section 6.5    Directors’ and Officers’ Indemnification.
(a)    The Buyer agrees that all rights to indemnification or exculpation now existing in favor of the directors, officers, employees and agents of the Company or any of its Subsidiaries, as provided in the Company’s or such Subsidiary’s certificate of incorporation, certificate of formation, limited liability company agreement, bylaws or other similar governing documents, shall survive the Closing and shall continue in full force and effect for a period of not less than six years and that the Company and its Subsidiaries will perform and discharge the obligations to provide such indemnity and exculpation after the Closing; provided, however, that all rights to indemnification and exculpation in respect of any Action arising out of or relating to matters existing or occurring at or prior to the Closing Date and asserted or made within such six-year period shall continue until the final disposition of such Action. From and after the Closing, the Buyer shall not, and shall cause each of its Subsidiaries and Affiliates (including the Company) not to, amend, repeal or otherwise modify the indemnification provisions of the Company’s certificate of incorporation, certificate of formation, limited liability company agreement, bylaws or other similar governing documents as in effect at the Closing in any manner that would adversely affect the rights thereunder of individuals who at the Closing were directors, officers, employees, or agents of the Company or its Subsidiaries.
(b)    Prior to the Closing, the Company shall purchase a directors’ and officers’ liability insurance “tail policy” (the “Tail Policy”) of at least the same coverage and amounts containing terms and conditions that are at least as favorable as the policy currently in effect with respect to actions and omissions occurring prior to the Closing Date. The cost of the Tail Policy shall be paid by the Company and shall be deemed a Transaction Expense.
(c)    The Buyer covenants, for itself and its Affiliates, successors and assigns, that it and they shall not institute any Action in any court or before any administrative agency or before any other tribunal against any of the current directors of the Company and its Subsidiaries, in their capacity as such, with respect to any liabilities, Actions or causes of action, judgments, claims or demands of any nature or description (consequential, compensatory, punitive or otherwise), in each such case to the extent resulting from their approval of this Agreement or the transactions contemplated hereby.

(d)    In the event that the Buyer, the Company or any of their respective successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity in such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any Person, then and in either such case, the Buyer shall make proper provisions so that the successors and assigns of the Buyer or the Company, as the case may be, shall assume the obligations set forth in this Section 6.5.
(e)    The provisions of this Section 6.5 shall survive the consummation of the Closing and continue for the periods specified herein. This Section 6.5 is intended to benefit the directors, officers, employees and agents of the Company and its Subsidiaries and any other Person or entity (and their respective heirs, successors and assigns) referenced in this Section 6.5 or indemnified hereunder, each of whom may enforce the provisions of this Section 6.5 (whether or not parties to this Agreement). Each of the Persons referenced in the immediately preceding sentence are intended to be third-party beneficiaries of this Section 6.5.
Section 6.6    Tax Matters.
(a)    Transfer Taxes. Any and all transfer, sales, use, value added, excise, stock transfer, stamp, recording, registration and any similar Taxes (“Transfer Taxes”) that become payable in connection with the transactions contemplated hereby shall be paid by the Buyer, and the Buyer shall prepare and timely file all Tax Returns required to be filed with respect to Transfer Taxes. The Buyer shall promptly provide written notice to the Seller certifying that such Tax Returns have been filed and that such Transfer Taxes have been paid.
(b)    Post-Closing Actions. Unless otherwise required by Law, the Buyer will not, without the Seller’s prior written consent (which consent shall not be unreasonably withheld, conditioned or delayed), cause or permit the Company or its Subsidiaries to (i) file, amend or otherwise modify any Tax Return that relates in whole or in part to any Pre-Closing Tax Period of the Company or its Subsidiaries, (ii) make or change any election that has retroactive effect to any Pre-Closing Tax Period of the Company or its Subsidiaries or make an election under Code Sections 338 or 336 (or any comparable provision of state, local or non-U.S. Law) in respect of the transactions pursuant to this Agreement, (iii) engage in any voluntary disclosure or similar process or initiate communications with any Tax authority with respect to Taxes attributable to a Pre-Closing Tax Period of the Company or its Subsidiaries, (iv) change any accounting method or adopt any convention that shifts taxable income from a post-Closing Tax period to a Pre-Closing Tax Period of the Company or its Subsidiaries or shifts deductions or losses from a Pre-Closing Tax Period to a post-Closing Tax period of the Company or its Subsidiaries, (v) extend or waive, or cause to be extended or waived, any statute of limitations or other period for assessment of any Tax or deficiency related to a Pre-Closing Tax Period of the Company or its Subsidiaries, or (vi) take any action after the Closing on the Closing Date outside of the Ordinary Course unless otherwise provided by this Agreement, in each case, if such action would increase the liability of the Seller or its Affiliates for Taxes.
(c)    Allocation of Taxes During Straddle Periods. The Buyer and the Seller agree that the taxable year of LJ KAI Blocker, Inc., LJ KFP Blocker, Inc. and LJ KIT Blocker, Inc. shall end as of the Closing Date for U.S. federal income Tax purposes. Notwithstanding the foregoing, when it is necessary for purposes of this Agreement to determine the allocation of Taxes attributable to a Straddle Period, the amount of any Income Taxes or similar Taxes based on or measured by income, payroll or receipts of the Company or its Subsidiaries for the Pre-Closing Tax Period shall be determined based on an interim closing of the books as of the close of business on the Closing Date (and for such purpose, the taxable period of any partnership in which the Company or any of its Subsidiaries holds a beneficial interest shall be deemed to terminate at such time), and the amount of other Taxes of the Company or its Subsidiaries for a Straddle Period that relates to the Pre-Closing Tax Period shall be deemed to be the amount of such Tax for the entire Straddle Period multiplied by a fraction, the numerator of which is the number of days in the Straddle Period through and including the Closing Date and the denominator of which is the number of days in such Straddle Period.
(d)    The Buyer, at its sole cost and expense, shall prepare or cause to be prepared and timely file or cause to be timely filed all Tax Returns for the Company or its Subsidiaries which are due after the Closing Date. To the extent that a Tax Return relates to a Pre-Closing Tax Period, such Tax Return shall be prepared on a basis consistent with existing procedures and practices and accounting methods except as required by applicable Law. No later than 10 Business Days prior to filing any such Tax Return, the Buyer will submit any such Tax Return to the Seller for its review and comment and the Buyer will reasonably consider in good faith any such comments received from the Seller. The parties shall use commercially reasonable efforts to cooperate in connection with the preparation and filing of Tax Returns and in any Actions, audits, examinations, or other proceedings relating to the Taxes of the Company or any of its Subsidiaries for a Pre-Closing Tax Period. Such cooperation shall include the provision (at the requesting party’s expense) of records and information that are reasonably relevant to any Tax Return or Tax proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder.
(e)    With respect to certain Tax matters, the Buyer and the Seller agree as follows:
(i)    the Buyer shall not allow the Company or its Subsidiaries to apply the “next day rule” under Treasury Regulation Section 1.1502-76(b)(1)(ii)(B) to any Transaction Tax Deductions or other similar deduction accrued in a period ending on or prior to the Closing Date;
(ii)    the Buyer shall cause the Company or its Subsidiaries to properly make an election under Revenue Procedure 2011-29 to deduct seventy percent of any Transaction Tax Deductions that are success-based fees as defined in Treasury Regulation Section 1.263(a)-5(f);
(iii)    the Buyer shall cause the Company or its Subsidiaries to deduct any Transaction Tax Deductions on the U.S. federal income Tax Returns of the Company and its Subsidiaries for the period ending on or prior to the Closing Date;
(iv)    the Buyer shall not allow the Company or its Subsidiaries to make any election to waive the carry back of any net operating loss or other Tax attribute or Tax credit incurred or realized in a Pre-Closing Tax Period by the Company or its Subsidiaries; and
(v)    the Buyer shall not allow the Company or its Subsidiaries to make any election under Treasury Regulation Section 1.1502-76(b)(2) (or any similar provision of state, local, or non-U.S. Law) to ratably allocate items incurred by the Company or its Subsidiaries for any period ending on or prior to the Closing Date.
(f)    Treatment of Payments. Unless precluded by applicable Law, any payments under this Agreement shall be treated by all parties as adjustments to the Purchase Price for all relevant Tax purposes.
Section 6.7    Confidentiality. Each of the parties shall hold, and shall cause its Representatives to hold, in confidence all documents and information furnished to it by or on behalf of the other parties in connection with the transactions contemplated by this Agreement and the other Transaction Documents pursuant to the terms of the amended and restated

confidentiality agreement dated October 29, 2021 between Genuine Parts Company and the Company (the “Confidentiality Agreement”), which shall continue in full force and effect until the Closing Date, at which time such Confidentiality Agreement and the obligations of the parties under this Section 6.7 shall terminate. If for any reason this Agreement is terminated prior to the Closing Date, the Confidentiality Agreement shall nonetheless continue in full force and effect in accordance with its terms. For a period of two years following the Closing Date, the Seller shall not, and the Seller shall cause the Littlejohn Persons and the Seller’s controlled Affiliates not to, disclose to any third party, any Confidential Information. For purposes of this Agreement, “Confidential Information” means any proprietary information of the Company or its Subsidiaries existing prior to the Closing; provided, that Confidential Information shall not include information that (a) is now or becomes generally available to the public through no breach by the Seller, the Littlejohn Persons or the Seller’s controlled Affiliates of this Section 6.7, (b) is independently developed by the Seller, the Littlejohn Persons or the Seller’s controlled Affiliates without the use of, or reference to, Confidential Information or (c) lawfully acquired by the Seller, the Littlejohn Persons or the Seller’s controlled Affiliates from sources that is not known by the Seller to be bound by an obligation of the confidentiality to the Company or its Subsidiaries. This Section 6.7 shall not restrict the disclosure of Confidential Information (i) to the extent such disclosure is otherwise required to comply with applicable Law or requested to be disclosed by a Governmental Authority; provided, however, that to the extent permitted by applicable Law or such request, the Seller shall, prior to making any disclosure thereof, provide the Company with prompt prior notice of the contemplated disclosure and cooperate with the Company in order to afford the Company a reasonable opportunity to seek (at the Company’s sole cost and expense) a protective order or other appropriate protection of such information (it being understood that such notice to the Company shall not be required in connection with a disclosure to a Governmental Authority, stock exchange or other professional body of Confidential Information pursuant to an audit, request, investigation or other Action not specifically targeted at the Company or its Subsidiaries or the transactions contemplated by this Agreement); (ii) to enforce the Seller’s rights, perform the Seller’s obligations and defend against claims (including to settle or litigate any Action, including Actions arising under this Agreement or any other Transaction Document); (iii) in connection with the preparation and filing Tax returns or seeking professional advice from legal counsel, public accountants, and/or other professional advisors providing advice to the Seller; or (iv) to investors or partners or potential investors or potential partners of the Littlejohn Persons in connection with the Littlejohn Persons’ ordinary course marketing and fundraising activities (and subject to reasonable measures with respect to confidentiality).
Section 6.8    Consents and Filings; Further Assurances.
(a)    Each of the parties shall use commercially reasonable efforts to take, or cause to be taken, all appropriate action to do, or cause to be done, all things necessary, proper or advisable under applicable Law or otherwise to consummate and make effective the transactions contemplated by this Agreement and the other Transaction Documents as promptly as practicable, including to (i) obtain from Governmental Authorities all consents, approvals, authorizations, qualifications and orders as are necessary for the consummation of the transactions contemplated by this Agreement and the other Transaction Documents and (ii) promptly make all necessary filings (to the extent not already made prior to the date hereof), and thereafter make any other required submissions, with respect to this Agreement required under the HSR Act or any other applicable Law.
(b)    Without limiting the generality of the parties’ undertaking pursuant to Section 6.8(a), the Buyer and its Affiliates agree to use its commercially reasonable efforts and to take any and all steps necessary to avoid or eliminate each and every impediment under any antitrust, competition or trade regulation Law that may be asserted by any Governmental Authority or any other party so as to enable the parties hereto to expeditiously close the transactions contemplated by this Agreement and the other Transaction Documents as promptly as practicable, which commercially reasonable efforts shall include proposing, negotiating, committing to and effecting, by consent decree, hold separate orders, or otherwise, the sale, divesture or disposition of its or the Company’s assets, properties or businesses or of the assets, properties or businesses to be acquired by it pursuant to this Agreement as are required to be divested in order to avoid any injunction (or to effect the dissolution thereof), temporary restraining order or other order or decision in any suit or proceeding, in each case, to the extent doing so would not constitute a Burdensome Condition. In addition, the Buyer and its Affiliates shall defend through litigation on the merits any claim asserted in court by any party in order to avoid entry of, or to have vacated or terminated, any decree, order or judgment (whether temporary, preliminary or permanent) that would prevent the Closing. For purposes of this Agreement, “Burdensome Condition” means any consent decree, hold separate order or other legally binding requirement imposed by the United States Department of Justice (the “DOJ”) or the United States Federal Trade Commission (the “FTC”) requiring as a condition to the Closing that the Buyer, its Affiliates or the Company and its Subsidiaries divest or hold separate any assets representing, or reasonably expected to represent, an amount of consolidated Net Sales for the 12-month period ended December 31, 2021 (the “2021 Net Sales”) that exceeds 5% of the consolidated Net Sales of the Company and its Subsidiaries for the 12-month period ended December 31, 2021; provided, that for purposes of calculating the 2021 Net Sales in connection with determining whether a Burdensome Condition exists pursuant to this Section 6.8, “2021 Net Sales” shall be measured, with respect to each overlapping set of assets, businesses or product lines, by reference to the lower of (x) 2021 Net Sales of the Company and its Subsidiaries and (y) 2021 Net Sales of the Buyer and its Subsidiaries, in each case, for such overlapping asset, business or product line so required to be divested, regardless of which asset, business or product line is actually divested.
(c)    Each of the parties shall promptly notify the other parties of any communication it or any of its Affiliates receives from any Governmental Authority relating to the matters that are the subject of this Agreement and permit the other parties to review in advance any proposed communication by such party to any Governmental Authority. No party to this Agreement shall agree to participate in any meeting with any Governmental Authority in respect of any filings, investigation or other inquiry unless it consults with the other parties in advance and, to the extent permitted by such Governmental Authority, gives the other parties the opportunity to attend and participate at such meeting. Subject to the Confidentiality Agreement, the parties will coordinate and cooperate fully with each other in exchanging such information and providing such assistance as the other parties may reasonably request in connection with the foregoing and in seeking early termination of any applicable waiting periods under the HSR Act. Subject to the Confidentiality Agreement, the parties will provide each other with copies of all correspondence, filings or communications between them or any of their Representatives, on the one hand, and any Governmental Authority or members of its staff, on the other hand, with respect to this Agreement and the transactions contemplated hereby.
(d)    For the avoidance of doubt, in the event either party receives a letter from the FTC or DOJ, or the staff of any Governmental Authority, stating that although the waiting period under the HSR Act applicable to the transactions contemplated by this Agreement will soon expire, the FTC or DOJ (or their respective staff) has not yet completed any purported investigation of the proposed transaction (a “Pre-Consummation Warning Letter”), the parties agree that the receipt by either or both parties of a Pre-Consummation Warning Letter or other verbal or written communication from the staff of the FTC or DOJ to the same effect shall not be a basis for asserting that any condition to Closing under ARTICLE VII has not been satisfied.
(e)    Certain consents and waivers with respect to the transactions contemplated by this Agreement may be required from parties to contracts to which the Company or a Subsidiary of the Company is a party that have not been and may not be obtained. Neither the

Seller nor the Company nor any of their Affiliates shall have any liability to the Buyer arising out of or relating to the failure to obtain any consents or waivers that may be required in connection with the transactions contemplated by this Agreement or because of the termination of any contract as a result thereof.
(f)    From time to time after the Closing, and for no further consideration, each of the parties shall, and shall cause its respective Affiliates to, execute, acknowledge and deliver such assignments, transfers, consents, assumptions and other documents and instruments and take such other actions as may be necessary or desirable to consummate and make effective the transactions contemplated by this Agreement and the other Transaction Documents.
Section 6.9    Notification of Certain Matters(a)    . Until the Closing, each party hereto shall promptly notify the other parties in writing of any fact, change, condition, circumstance or occurrence or nonoccurrence of any event of which it is aware that will or is reasonably likely to result in any of the conditions set forth in ARTICLE VII of this Agreement becoming incapable of being satisfied.
Section 6.10    R&W Insurance Policy. The Buyer acknowledges and represents that, as of the date hereof, the Buyer has obtained a binding R&W Insurance Policy, attached hereto as Exhibit C, and that a true and correct copy of such R&W Insurance Policy has been provided to the Company. The Buyer shall not amend the R&W Insurance Policy in any manner adverse to any direct or indirect equityholder of the Company (including the Seller) or any officer, director, employee or Representative of the Company or any such direct or indirect equityholder (including the Seller) (collectively, the “Relevant Company Parties”) without the consent of the Seller. Without limiting the foregoing, the Buyer has caused the insurer under the R&W Insurance Policy to waive all rights of subrogation against the Company and the Relevant Company Parties, except in respect of Fraud, and will not amend such waiver in the R&W Insurance Policy. Prior to or concurrently with the Closing, the Buyer shall pay or cause to be paid, all unpaid costs and expenses related to the R&W Insurance Policy, including the total premium, underwriting costs, applicable brokerage commission, Taxes related to such policy and other fees and expenses of such policy.
Section 6.11    Facility Closings; Employee Layoffs. For a period of 90 days after the Closing Date, the Buyer and the Company will not, and will not permit any of their respective Subsidiaries to, terminate employees of the Company or any of its Subsidiaries, in any manner that would result in liability for the Seller or its Affiliates under the Worker Adjustment and Retraining Notification Act (the “WARN Act”).
Section 6.12    Contact with Business Relations. Without limiting the provisions of Section 6.2, the Buyer acknowledges that it is not authorized to, and agree that it will not, and it will not permit any of their Affiliates to, contact any officer, director, employee, advisor, customer, supplier, distributor, service provider, lessee, lessor, lender, noteholder or other material business relation of the Company and its Subsidiaries prior to the Closing with respect to the Company, its Subsidiaries, the Business and the transactions contemplated by this Agreement and the other Transaction Documents, in each case, without receiving the prior written consent (email being sufficient) of the Company prior to such contact (which written consent (including via email) shall not be unreasonably withheld).
Section 6.13    No Solicitation of Transactions. From the date of this Agreement through the earlier of the termination of this Agreement and the Closing Date, the Seller will not, and will cause the Company and its Subsidiaries and their respective Affiliates not to, directly or indirectly, through any Representative of any of them or otherwise, initiate, solicit or encourage (including by way of furnishing non-public information or assistance), or enter into negotiations or discussions of any type, directly or indirectly, or enter into a confidentiality Contract, letter of intent or purchase Contract, merger Contract or other similar Contract with any Person other than the Buyer or its Affiliates with respect to a sale of all or any substantial portion of the assets of the Company or any Subsidiary, or a merger, consolidation, business combination, sale of all or any substantial portion of the equity interests of the Company or any Subsidiary, or the liquidation or similar extraordinary transaction with respect to the Company or any Subsidiary. The Seller will notify the Buyer of any such inquiry or proposal by a third party to do any of the foregoing that the Company or any of its Affiliates or any of their respective Representatives receive during such period as promptly as practicable after receipt thereof to the extent the Seller is not otherwise prohibited from doing so by any non-disclosure agreement.
Section 6.14    Mutual Release.
(a)    Effective as of the Closing, the Seller, on the Seller’s own behalf and on behalf of the Seller’s past, present and future agents, attorneys, administrators, heirs, executors, spouses, trustees, beneficiaries, representatives, successors and assigns claiming by or through the Seller (each, a “Seller Releasing Party”), hereby absolutely, knowingly, voluntarily, unconditionally and irrevocably releases and forever discharges the Buyer and its past, present and future directors, managers, members, shareholders, officers, employees, agents, Subsidiaries, Affiliates, attorneys, representatives, successors and assigns, from any and all claims, Actions, causes of action, suits, arbitrations, proceedings, debts, liabilities, obligations, sums of money, accounts, covenants, contracts, controversies, agreements, promises, damages, fees, expenses, judgments, executions, indemnification rights, claims and demands arising out of, relating to, against or in any way connected with its ownership of the Interests in the Company; provided, however, that the foregoing release does not extend to, include, restrict or limit in any way (i) any claims arising out of or relating to employment, termination of employment, or unpaid compensation or benefits of any employee of the Company or its Subsidiaries, (ii) any claims, rights or remedies under this Agreement or the other Transaction Documents, (iii) the rights and obligations of the parties to any commercial arm’s length arrangement or Contract or (iv) any claims under any director and officer indemnification provisions in insurance policies or with respect to any obligation of the Company or its Subsidiaries under its organizational or governing documents to indemnify any officer or director of the Company and its Subsidiaries in accordance with the terms thereof. Effective as of the Closing, the Seller Releasing Parties expressly waive all rights afforded by any statute which limits the effect of a release with respect to unknown claims.
(b)    Effective as of the Closing, the Buyer, on the Buyer’s own behalf and on behalf of the Buyer’s past, present and future agents, attorneys, administrators, heirs, executors, spouses, trustees, beneficiaries, representatives, successors and assigns claiming by or through the Buyer (each, a “Buyer Releasing Party”), hereby absolutely, knowingly, voluntarily, unconditionally and irrevocably releases and forever discharges the Seller and its past, present and future directors, managers, members, equityholders, officers, employees, agents, Subsidiaries, Affiliates, attorneys, representatives, successors and assigns, from any and all claims, Actions, causes of action, suits, arbitrations, proceedings, debts, liabilities, obligations, sums of money, accounts, covenants, contracts, controversies, agreements, promises, damages, fees, expenses, judgments, executions, indemnification rights, claims and demands arising out, relating to, against or in any way connected with the Company and its Subsidiaries, in respect of any and all agreements, liabilities or obligations entered into or incurred on or prior to the Closing Date, or in respect of any event occurring or circumstances existing on or prior to the Closing Date, whether or not relating to claims pending on, or asserted after, the Closing Date, including any claims relating to the entry into this Agreement; provided, however, that the foregoing release does not extend to, include, restrict or limit in any way any claims, rights or remedies under this Agreement or the other Transaction Documents. Effective as of the Closing, the Buyer Releasing Parties expressly waive all rights afforded by any statute which limits the effect of a release with respect to unknown claims.

(c)     Without limiting the generality of the foregoing, each Buyer Releasing Party and Seller Releasing Party waives all rights under, and acknowledges and agrees that it has read and understands and has been fully advised by its attorneys as to the contents of, Section 1542 of the Civil Code of the State of California, which provides:
A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM OR HER MUST HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR.
(d)    Each Buyer Releasing Party and Seller Releasing Party understands the significance of this release of unknown claims and waiver of statutory protection against a release of unknown claims, and acknowledges and agrees that this waiver is an essential and material term of this Agreement. Each Buyer Releasing Party and Seller Releasing Party acknowledges that the Company and the Seller will be relying on the waiver and release provided in this Section 6.14 in connection with entering into this Agreement and that this Section 6.14 is intended for the benefit of, and to grant third party rights to the released parties to enforce this Section 6.14.
Section 6.15    280G. The Company shall seek, prior to the initiation of the stockholder approval procedure described below, from each Person (each, a “Disqualified Individual”) to whom any payment or benefit is required or proposed to be made or has been made that would reasonably be expected to constitute “parachute payments” under Section 280G(b)(2) of the Code and Treasury Regulations promulgated thereunder (“Section 280G Payments”), a written agreement waiving such Person’s right to receive some or all of such Section 280G Payments (the “Waived Benefits”), to the extent necessary so that all remaining payments and benefits applicable to such Disqualified Individual shall not be deemed to be “excess parachute payments” that would not be deductible under Section 280G of the Code, and accepting in substitution for the Waived Benefits the right to receive the Waived Benefits only if approved by the Seller or its equityholders in a manner that complies with Section 280G(b)(5)(B) of the Code and the Treasury Regulations issued thereunder and the Company shall use reasonable best efforts to obtain from each Disqualified Individual such a waiver. Prior to the Closing, the Company shall submit the Waived Benefits of each Disqualified Individual who has executed a waiver in accordance with this Section 6.15 for approval by the Seller or its equityholders in a manner that complies with the terms of Section 280G(b)(5)(B) of the Code and the Treasury Regulations thereunder, including Q-7 of Section 1.280G-1 of such Treasury Regulations; provided, that in no event shall this Section 6.15 be construed to require the Company to compel any Disqualified Individual to waive any existing rights under any contract or agreement that such Disqualified Individual has with the Company or any other Person, and in no event shall the Company be deemed in breach of this Section 6.15 solely because any Disqualified Individual refuses to waive any such rights or if the requisite approval is not obtained to approve any Waived Benefits. In addition, the Company shall provide adequate disclosure to the Seller and its voting equityholders, as applicable (including to the extent required by Section 280G of the Code and the Treasury Regulations thereunder) of all material facts concerning all payments to any such Disqualified Individual that, but for the vote on the Waived Benefits, could be deemed “parachute payments” under Section 280G of the Code in a manner that satisfies Section 280G(b)(5)(B)(ii) of the Code and the Treasury Regulations thereunder.
ARTICLE VII
CONDITIONS TO CLOSING
Section 7.1    General Conditions. The respective obligations of the Buyer, the Seller and the Company to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment, at or prior to the Closing, of each of the following conditions, any of which may, to the extent permitted by applicable Law, be waived in writing by any party in its sole discretion (provided, that such waiver shall only be effective as to the obligations of such waiving party):
(a)    No Governmental Authority shall have enacted, issued, promulgated, enforced or entered any Law (whether temporary, preliminary or permanent) that is then in effect and that enjoins, restrains, makes illegal or otherwise prohibits the consummation of the transactions contemplated by this Agreement.
(b)    (i) Any waiting period (and any extension thereof) under the HSR Act applicable to the transactions contemplated by this Agreement; and (ii) any agreement not to close embodied in a “timing agreement” between the parties and any Governmental Authority shall have expired or shall have been terminated.
Section 7.2    Conditions to Obligations of the Seller and the Company. The obligations of the Seller and the Company to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment, at or prior to the Closing, of each of the following conditions, any of which may be waived in writing by the Seller in its sole discretion:
(a)    The representations and warranties of the Buyer contained in ARTICLE V shall be true and correct (without giving effect to any limitation or qualification as to “materiality” (including the word “material”) or “Material Adverse Effect” set forth therein) as of the Closing Date as though made as of the Closing Date (other than such representations and warranties that expressly speak only as of a specific date or time, which will be true and correct as of such specified date or time), except where the failure to be so true and correct would not reasonably be expected to prevent, materially delay or materially impede the performance by the Buyer of its obligations under this Agreement or the consummation of the transactions contemplated by this Agreement.
(b)    The Buyer shall have performed all obligations and agreements and complied with all covenants and conditions required by this Agreement to be performed or complied with by it prior to or at the Closing in all material respects.
(c)    The Seller shall have received from the Buyer a certificate to the effect that the conditions specified in Section 7.2(a) and Section 7.2(b) have been satisfied by the Buyer, signed by a duly authorized officer thereof.
Section 7.3    Conditions to Obligations of the Buyer. The obligations of the Buyer to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment, at or prior to the Closing, of each of the following conditions, any of which may be waived in writing by the Buyer in its sole discretion:
(a)    The representations and warranties of the Seller and the Company contained in ARTICLE III and ARTICLE IV of this Agreement, respectively, shall be true and correct (without giving effect to any limitation or qualification as to “materiality” (including the word “material”) or “Material Adverse Effect” set forth therein) as of the Closing Date as though made as of the Closing Date (other than such representations and warranties that expressly speak only as of a specific date or time, which will be true and correct as of such specified date or time), except where the failure of such representations and warranties to be true and correct at such time would not, individually or in the aggregate, constitute a Material Adverse Effect; provided, however, that the Fundamental Representations will be true and correct as of the Closing Date (other than such representations and warranties that expressly speak only as of a specific date or time, which will be true and correct as of such specified date or time), except, in each case, for any de minimis inaccuracies.

(b)    The Seller and the Company shall have performed all obligations and agreements and complied with all covenants and conditions required by this Agreement to be performed or complied with by them prior to or at the Closing in all material respects.
(c)    Since the date of this Agreement, there shall not have occurred and be continuing a Material Adverse Effect.
(d)    The Buyer shall have received from each of the Seller and the Company (with respect only to itself) a certificate to the effect that those conditions specified in Section 7.3(a), Section 7.3(b) and Section 7.3(c) have been satisfied by the Seller or the Company, as applicable, signed by a duly authorized officer thereof.
Section 7.4    Frustration of Closing Conditions. No party may rely on the failure of any condition set forth in this ARTICLE VII to be satisfied if such failure was caused by such party’s failure to use efforts to cause the Closing to occur as required by Section 6.8.
ARTICLE VIII
TERMINATION

Section 8.1    Termination. This Agreement may be terminated at any time prior to the Closing:
(a)    by mutual written consent of the Buyer and the Seller;
(b)    by the Seller, if the Seller and the Company are not in material breach of their respective obligations under this Agreement and the Buyer breaches or fails to perform in any respect any of its representations, warranties or covenants contained in this Agreement and such breach or failure to perform (i) would give rise to the failure of a condition set forth in Section 7.1 or Section 7.2, (ii) cannot be or has not been cured by the earlier of the Outside Date and the date that is 30 days following delivery of written notice of such breach or failure to perform and (iii) has not been waived by the Seller (provided, that the failure to deliver the full consideration payable pursuant to ARTICLE II at the Closing as required hereunder shall not be subject to cure hereunder);
(c)    by the Buyer, if the Buyer is not in material breach of its obligations under this Agreement and the Seller or the Company breaches or fails to perform in any respect any of its representations, warranties or covenants contained in this Agreement and such breach or failure to perform (i) would give rise to the failure of a condition set forth in Section 7.1 or Section 7.3, (ii) cannot be or has not been cured by the earlier of the Outside Date and the date that is 30 days following delivery of written notice of such breach or failure to perform and (iii) has not been waived by the Buyer;
(d)    by either the Seller or the Buyer if the Closing shall not have occurred by the date that is one year following the date hereof (the “Outside Date”); provided, that the right to terminate this Agreement under this Section 8.1(d) shall not be available if the failure of the party so requesting termination to fulfill any obligation under this Agreement shall have been the cause of the failure of the Closing to occur on or prior to such date; or
(e)    by either the Seller or the Buyer in the event that any Governmental Authority shall have issued an order, decree or ruling or taken any other action restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement and such order, decree, ruling or other action shall have become final and nonappealable; provided, that the party so requesting termination shall have complied with its obligations under Section 6.8.

The party seeking to terminate this Agreement pursuant to this Section 8.1 (other than Section 8.1(a)) shall give prompt written notice of such termination to the other parties.
Section 8.2    Effect of Termination. In the event of termination of this Agreement as provided in Section 8.1, this Agreement shall forthwith become void and there shall be no liability on the part of any party except (a) for the provisions of Section 3.5, Section 4.23 and Section 5.8 relating to broker’s fees and finder’s fees, Section 6.3 relating to public announcements, Section 6.7 relating to confidentiality, this Section 8.2, Section 8.3 and ARTICLE IX and (b) that nothing herein shall relieve any party from liability for any Willful Breach of this Agreement or any other Transaction Document.
Section 8.3    Reverse Termination Fee.
(a)    If (i) this Agreement is terminated pursuant to Section 8.1 and (ii) (x) at such time, all conditions set forth in Section 7.3 have been satisfied or, to the extent permitted by applicable Law, waived (other than such conditions as may, by their nature, only be satisfied at the Closing or on the Closing Date) and (y) (A) the applicable waiting period (and any extension thereof) under the HSR Act applicable to the transactions contemplated by this Agreement has not expired or been terminated (or both parties have agreed not to close pursuant to any timing agreement with a Governmental Authority) or (B) a Governmental Authority shall have enacted, issued, promulgated, enforced or entered any Law (whether temporary, preliminary or permanent) that is then in effect and that enjoins, restrains, makes illegal or otherwise prohibits the consummation of the transactions contemplated by this Agreement, then the Buyer shall as promptly as practicable after such termination (but in any event within two Business Days after receipt of the wiring instructions from the Seller) pay or cause to be paid to the Seller an amount in cash equal to $53,000,000 (the “Termination Fee”) by wire transfer of immediately available funds to the account(s) designated by the Seller.
(b)    The parties hereto acknowledge that the agreements contained in this Section 8.3 are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, the parties hereto would not otherwise enter into this Agreement.
(c)    The parties hereto acknowledge and agree that: (i) in no event shall the Buyer be required to pay the Termination Fee on more than one occasion; and (ii) any payment of the Termination Fee described in this Section 8.3 is not a penalty but is liquidated damages in a reasonable amount that will compensate the Seller in the circumstances in which such Termination Fee is payable for the efforts and resources expended and the opportunities foregone while negotiating this Agreement and in reliance on this Agreement and on the expectation of the consummation of the transactions contemplated by this Agreement, which amount would otherwise be impossible to calculate with precision.
ARTICLE IX
GENERAL PROVISIONS
Section 9.1    Nonsurvival of Covenants, Agreements, Representations and Warranties. None of the representations, warranties, covenants or agreements in this Agreement or in any other Transaction Document shall survive the Closing, other than those covenants or agreements of the parties to the extent their terms apply, or are to be performed, after the Closing, which shall survive in accordance with their terms. Notwithstanding anything to the contrary in this Agreement, nothing herein shall limit or affect (a) claims made against a party in respect of Fraud; or (b) the ability of the Buyer to recover under the R&W Insurance Policy.
Section 9.2    Fees and Expenses. Except as otherwise provided herein, all fees and expenses incurred in connection with or related to this Agreement and the other Transaction

Documents and the transactions contemplated hereby and thereby shall be paid by the party incurring such fees or expenses, whether or not such transactions are consummated.
Section 9.3    Amendment and Modification. This Agreement may not be amended, modified or supplemented in any manner, whether by course of conduct or otherwise, except by an instrument in writing specifically designated as an amendment hereto, signed on behalf of each party.
Section 9.4    Waiver; Extension. At any time prior to the Closing, the Buyer, and the Company and the Seller, on the other hand, may agree in writing to (a) extend the time for performance of any of the obligations or other acts of the other party contained herein, (b) waive any inaccuracies in the representations and warranties of the other party contained herein or in any document, certificate or writing delivered by such party pursuant hereto, or (c) waive compliance by the other party with any of the agreements or conditions contained herein. Any agreement on the part of any party to any such extension or waiver shall be valid only if set forth in a written agreement signed on behalf of such party. No failure or delay of any party in exercising any right or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such right or power, or any course of conduct, preclude any other or further exercise thereof or the exercise of any other right or power. Any agreement on the part of any party to any such waiver shall be valid only if set forth in a written instrument executed and delivered by a duly authorized officer on behalf of such party.
Section 9.5    Notices. All notices and other communications hereunder shall be in writing and shall be deemed duly given (a) on the date of delivery, if delivered personally, or if by e-mail, upon written confirmation of receipt by e-mail or otherwise, (b) on the first Business Day following the date of dispatch, if delivered utilizing a next-day service by a recognized next-day courier or (c) on the earlier of confirmed receipt or the fifth Business Day following the date of mailing, if delivered by registered or certified mail, return receipt requested, postage prepaid. All notices hereunder shall be delivered to the addresses set forth below, or pursuant to such other instructions as may be designated in writing by the party to receive such notice:
(i)    if to the Seller or, prior to the Closing, the Company, to:
Ruby Topco LLC
c/o Littlejohn & Co., LLC
8 Sound Shore Drive, Suite #303
Greenwich, CT 06830
Attention: Antonio Miranda
E-mail: amiranda@littlejohnllc.com
with a copy (which shall not constitute notice) to:

Gibson, Dunn & Crutcher LLP
200 Park Avenue
New York, New York 10166
Attention: Sean P. Griffiths
E-mail: sgriffiths@gibsondunn.com
(ii)    if to the Buyer or Parent or, following the Closing, the Company, to:

Motion Industries, Inc. or Genuine Parts Company
c/o Genuine Parts Company
2999 Wildwood Parkway SE

Atlanta, GA 30339
Attention: Will Stengel; Christopher T. Galla
E-mail: Will_Stengel@genpt.com; Chris_Galla@genpt.com
with a copy (which shall not constitute notice) to:

King & Spalding LLP
1180 Peachtree St. NE
Atlanta, GA 3039
Attention: Erik Belenky; William C. Smith III
E-mail: ebelenky@kslaw.com; calsmith@kslaw.com
Section 9.6    Interpretation. When a reference is made in this Agreement to a Section, Article, Exhibit or Schedule, such reference shall be to a Section, Article, Exhibit or Schedule of this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement or in any Exhibit or Schedule are for convenience of reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. All words used in this Agreement will be construed to be of such gender or number as the circumstances require. Any capitalized terms used in any Exhibit or Schedule but not otherwise defined therein shall have the meaning as defined in this Agreement. All Exhibits and Schedules annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth herein. The word “including” and words of similar import when used in this Agreement will mean “including, without limitation,” unless otherwise specified. The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to the Agreement as a whole and not to any particular provision in this Agreement. The term “or” is not exclusive. The word “will” shall be construed to have the same meaning and effect as the word “shall.” References to days mean calendar days unless otherwise specified. References to any Person include the predecessors, successors and permitted assigns of that Person. References to “dollars” and “$” mean U.S. dollars. The term “made available” and words of similar import mean that the relevant documents, instruments or materials were posted and made available (and not removed) by and on behalf of the Seller to the Buyer or its Representatives via email or on the Merrill Datasite due diligence data site maintained by the Company in connection with the transactions contemplated hereby, in each case, at 6:00 p.m. on the date of this Agreement. References to a “party” shall mean a signatory to this Agreement, unless the context requires otherwise. The parties have participated jointly in the negotiation and drafting of this Agreement and, in the event an ambiguity or question of intent or interpretation arises, this Agreement will be construed as jointly drafted by the parties and no presumption or burden of proof will arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement.
Section 9.7    Entire Agreement. This Agreement (including the Exhibits and Schedules hereto), and the other Transaction Documents constitute the entire agreement, and supersede all prior written agreements, arrangements, communications and understandings and all prior and contemporaneous oral agreements, arrangements, communications and understandings among the parties with respect to the subject matter hereof and thereof. Nothing in this Agreement shall be deemed to contain or imply any restriction, covenant, representation, warranty, agreement or undertaking of any party with respect to the transactions contemplated hereby or thereby other than those expressly set forth herein or therein or in any document required to be delivered hereunder or thereunder, and none shall be deemed to exist or be inferred with respect to the subject matter hereof.
Section 9.8    Parties in Interest. This Agreement shall be binding upon and inure solely to the benefit of each party hereto, and nothing in this Agreement, express or implied, is intended to or shall confer upon any Person other than the parties and their respective successors and permitted assigns any rights, benefits or remedies of any nature whatsoever under or by reason of this Agreement, except with respect to the provisions of Section 6.5 and Section 6.14, which shall inure to the benefit of the Persons benefiting therefrom who are intended to be third-party beneficiaries thereof.
Section 9.9    Governing Law. This Agreement and all disputes or controversies arising out of or relating to this Agreement or the transactions contemplated hereby shall be governed by, and construed in accordance with, the internal Laws of the State of Delaware, without regard to the Laws of any other jurisdiction that might be applied because of the conflicts of laws principles of the State of Delaware.
Section 9.10    Submission to Jurisdiction. Each of the parties irrevocably agrees that any legal action or proceeding arising out of or relating to this Agreement brought by any party or its successors or assigns against any other party shall be brought and determined in the Court of Chancery of the State of Delaware, provided, that if jurisdiction is not then available in the Court of Chancery of the State of Delaware, then any such legal action or proceeding may be brought in any federal court located in the State of Delaware or any other Delaware state court, and each of the parties hereby irrevocably submits to the exclusive jurisdiction of the aforesaid courts for itself and with respect to its property, generally and unconditionally, with regard to any such action or proceeding arising out of or relating to this Agreement and the transactions contemplated hereby. Each of the parties agrees not to commence any action, suit or proceeding relating thereto except in the courts described above in Delaware, other than actions in any court of competent jurisdiction to enforce any judgment, decree or award rendered by any such court in Delaware as described herein. Each of the parties further agrees that notice as provided herein shall constitute sufficient service of process and the parties further waive any argument that such service is insufficient. Each of the parties hereby irrevocably and unconditionally waives, and agrees not to assert, by way of motion or as a defense, counterclaim or otherwise, in any action or proceeding arising out of or relating to this Agreement or the transactions contemplated hereby, (a) any claim that it is not personally subject to the jurisdiction of the courts in Delaware as described herein for any reason, (b) that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (c) that (i) the suit, action or proceeding in any such court is brought in an inconvenient forum, (ii) the venue of such suit, action or proceeding is improper or (iii) this Agreement, or the subject matter hereof, may not be enforced in or by such courts.
Section 9.11    Disclosure Generally. Notwithstanding anything to the contrary contained in the Disclosure Schedules or in this Agreement, the information and disclosures contained in any Disclosure Schedule shall be deemed to be disclosed and incorporated by reference in any other Disclosure Schedule as though fully set forth in such Disclosure Schedule for which applicability of such information and disclosure is reasonably apparent on its face. The fact that any item of information is disclosed in any Disclosure Schedule shall not be construed to mean that such information is required to be disclosed by this Agreement. Such information and the dollar thresholds set forth herein shall not be used as a basis for interpreting the terms “material” or “Material Adverse Effect” or other similar terms in this Agreement.
Section 9.12    Assignment; Successors. Neither this Agreement nor any of the rights, interests or obligations under this Agreement may be assigned or delegated, in whole or in part, by operation of law or otherwise, by any party without the prior written consent of the other parties, and any such assignment without such prior written consent shall be null and void; provided, that the Buyer may assign (a) this Agreement to any Affiliate of the Buyer to the extent it provides the Seller with prior written notice of such assignment or (b) its rights under this Agreement to its lenders after the Closing for collateral security purposes, provided, that, in each case, such assignment shall not relieve the Buyer of its obligations under this Agreement or enlarge, alter or change any obligation of any other party or due to the Buyer. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective successors and assigns.
Section 9.13    Enforcement. The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. Accordingly, each of the parties shall be entitled to specific performance of the terms hereof, including an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in the Court of Chancery of the State of Delaware, provided, that if jurisdiction is not then available in the Court of Chancery of the State of Delaware, then in any federal court located in the State of Delaware or any other Delaware state court, this being in addition to any other remedy to which such party is entitled at law or in equity, including any right to terminate this Agreement pursuant to ARTICLE VIII and to seek the Termination Fee, if applicable. Each of the parties hereby further waives (a) any defense in any action for specific performance that a remedy at law would be adequate and (b) any requirement under any law to post security as a prerequisite to obtaining equitable relief.
Section 9.14    Severability. Whenever possible, each provision or portion of any provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable Law, but if any provision or portion of any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable Law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision or portion of any provision in such jurisdiction, and this Agreement shall be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision or portion of any provision had never been contained herein.
Section 9.15    Waiver of Jury Trial. EACH OF THE PARTIES TO THIS AGREEMENT HEREBY IRREVOCABLY WAIVES ALL RIGHT TO A TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.
Section 9.16    Counterparts. This Agreement may be executed in two or more counterparts, all of which shall be considered one and the same instrument and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties.
Section 9.17    Facsimile or .pdf Signature. This Agreement may be executed by facsimile or .pdf signature and a facsimile or .pdf signature shall constitute an original for all purposes.
Section 9.18    Time of Essence. Time is of the essence with regard to all dates and time periods set forth or referred to in this Agreement.
Section 9.19    Legal Representation.
(a)    The Buyer, on behalf of itself and its Affiliates (including, after the Closing, the Company) acknowledges and agrees that Gibson, Dunn & Crutcher LLP (“Gibson Dunn”) has acted as counsel for the Seller and the Company in connection with this Agreement and the transactions contemplated hereby (the “Acquisition Engagement”), and in connection with this Agreement and the transactions contemplated hereby, Gibson Dunn has not acted as counsel for any other Person, including the Buyer.

(b)    Only the Seller, the Company and their respective Affiliates shall be considered clients of Gibson Dunn in the Acquisition Engagement. The Buyer, on behalf of itself and its Affiliates (including after the Closing, the Company) acknowledges and agrees that all confidential communications between the Seller, the Company and their respective Affiliates, on the one hand, and Gibson Dunn, on the other hand, in the course of the Acquisition Engagement, and any attendant attorney-client privilege, attorney work product protection, and expectation of client confidentiality applicable thereto, shall be deemed to belong solely to the Seller and its Affiliates (other than the Company), and not the Company, and shall not pass to or be claimed, held, or used by the Buyer or the Company upon or after the Closing. Accordingly, the Buyer shall not have access to any such communications, or to the files of Gibson Dunn relating to the Acquisition Engagement, whether or not the Closing occurs. Without limiting the generality of the foregoing, upon and after the Closing, (i) to the extent that files of Gibson Dunn in respect of the Acquisition Engagement constitute property of the client, only the Seller and its Affiliates shall hold such property rights and (ii) Gibson Dunn shall have no duty whatsoever to reveal or disclose any such attorney-client communications or files to the Company or the Buyer by reason of any attorney-client relationship between Gibson Dunn and the Company or otherwise; provided, however, that notwithstanding the foregoing, Gibson Dunn shall not disclose any such attorney-client communications or files to any third parties (other than Representatives of the Seller and its Affiliates; provided that such Representatives are instructed to maintain the confidence of such attorney-client communications). The Buyer, on behalf of itself and its Affiliates (including after the Closing, the Company) irrevocably waives any right it may have to discover or obtain information or documentation relating to the Acquisition Engagement, to the extent that such information or documentation was subject to an attorney-client privilege, work product protection or other expectation of confidentiality owed to the Seller and/or its Affiliates. If and to the extent that, at any time subsequent to Closing, the Buyer or any of its Affiliates (including after the Closing, the Company) shall have the right to assert or waive any attorney-client privilege with respect to any communication between the Company or its Affiliates and any Person representing them that occurred at any time prior to the Closing, the Buyer, on behalf of itself and its Affiliates (including after the Closing, the Company) shall be entitled to waive such privilege only with the prior written consent of the Seller.
(c)    The Buyer, on behalf of itself and its Affiliates (including after the Closing, the Company) acknowledges and agrees that Gibson Dunn has acted as counsel for the Seller, the Company and their respective Affiliates for several years and that the Seller reasonably anticipates that Gibson Dunn will continue to represent it and/or its Affiliates in future matters. Accordingly, the Buyer, on behalf of itself and its Affiliates (including after the Closing, the Company) expressly (i) consents to Gibson Dunn’s representation of the Seller and/or its Affiliates and/or any of their respective agents (if any of the foregoing Persons so desire) in any matter, including, without limitation, any post-Closing matter in which the interests of the Buyer and the Company, on the one hand, and the Seller or any of its Affiliates, on the other hand, are adverse, including any matter relating to the transactions contemplated by this Agreement, and whether or not such matter is one in which Gibson Dunn may have previously advised the Seller, the Company or their respective Affiliates and (ii) consents to the disclosure by Gibson Dunn to the Seller or its Affiliates of any information learned by Gibson Dunn in the course of its representation of the Seller, the Company or their respective Affiliates, whether or not such information is subject to attorney-client privilege, attorney work product protection, or Gibson Dunn’s duty of confidentiality.
(d)    The Buyer, on behalf of itself and its Affiliates (including after the Closing, the Company) further covenants and agrees that each shall not assert any claim against Gibson Dunn in respect of legal services provided to the Company or its Affiliates by Gibson Dunn in connection with this Agreement or the transactions contemplated hereby.

(e)    From and after the Closing, the Company shall cease to have any attorney-client relationship with Gibson Dunn, unless and to the extent Gibson Dunn is expressly engaged in writing by the Company to represent the Company after the Closing and either (i) such engagement involves no conflict of interest with respect to the Seller and/or any of its Affiliates or (ii) the Seller and/or any such Affiliate, as applicable, consent in writing to such engagement. Any such representation of the Company by Gibson Dunn after the Closing shall not affect the foregoing provisions hereof. Furthermore, Gibson Dunn, in its sole discretion, shall be permitted to withdraw from representing the Company in order to represent or continue so representing the Seller.
(f)    The Seller, the Company and the Buyer consent to the arrangements in this Section 9.19 and waive any actual or potential conflict of interest that may be involved in connection with any representation by Gibson Dunn permitted hereunder.
Section 9.20    Guarantee. Notwithstanding anything to the contrary in this Agreement, in consideration of the Seller’s execution and delivery of this Agreement and the Seller’s agreement to perform the transactions contemplated hereby, and as a material inducement to such execution, delivery and performance, the Parent hereby absolutely and fully guarantees the full payment and performance of all obligations of the Buyer under this Agreement and each other Transaction Document as and when due in accordance with the terms of this Agreement, including, if applicable, the full and timely performance and discharge of, the payment obligations of the Buyer with respect to the Termination Fee (the “Guaranteed Obligations” ). The Parent agrees that no waiver or extension, in whole or in part, of the time for performance by the Buyer of any of its obligations under this Agreement or any Transaction Document, and no impairment of, or exercise or failure to exercise any claim, right or remedy of any kind or nature in connection with this Agreement or any Transaction Document shall affect, impair or discharge, in whole or in part, the liability of the Parent hereunder for the full and prompt performance of the Guaranteed Obligations of the Buyer under this Agreement or any Transaction Document. The obligations of the Parent under this Section 9.20 are primary, shall be enforceable against the Parent to the same extent as if the Parent were the primary obligor (and not merely a surety), and are a guarantee of payment and not of collectability. It shall not be necessary for the Seller (and the Parent hereby waives any rights that the Parent may have to require the Seller), in order to enforce the obligations of the Buyer hereunder, first to (a) institute suit or exhaust its remedies against any other Person; (b) join the Buyer, the Parent or any other Person in any action seeking to enforce any such agreement; or (c) resort to any other means of obtaining payment from or enforcement of the payment obligations of the Buyer. The Parent hereby agrees that its obligations under this Section 9.20 shall not be released, diminished, impaired, reduced or adversely affected by (i) any insolvency, bankruptcy, arrangement, adjustment, composition, liquidation, disability, dissolution, asset sale or transfer or change of structure, ownership or organization of the Buyer or (ii) the adequacy of any other means the Seller may have of obtaining payment related to the Guaranteed Obligations.
Section 9.21    Personal Liability(a)    . This Agreement shall not create or be deemed to create or permit any personal liability or obligation on the part of any direct or indirect equityholder of the Seller or the Buyer or any officer, director, employee, Representative or investor of either party hereto. No past, present or future director, officer, employee, incorporator, member, partner, equityholder, affiliate, agent, attorney, advisor or other representative of any party, or affiliate of any of the foregoing (excluding the Buyer or the Seller), shall have any liability (whether in contract, tort, equity or otherwise) for any one or more of the representations, warranties, covenants, agreements or other obligations or liabilities under this Agreement (whether for indemnification or otherwise) or of or for any claim based on, arising out of or related to this Agreement.
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IN WITNESS WHEREOF, the Seller, the Company and the Buyer have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.
RUBY TOPCO LLC

By: /s/ Benjamin Mondics
Name: Benjamin Mondics
Title: President
RUBY HOLDINGS II LLC

By: /s/ Benjamin Mondics
Name: Benjamin Mondics
Title: President
MOTION INDUSTRIES, INC.

By: /s/ Randall P Breaux
Name: Randall P Breaux
Title: President
GENUINE PARTS COMPANY

By: /s/ William Stengel
Name: William Stengel
Title: President
Signature Page to Interest Purchase Agreement